Exhibit 2.1

EXECUTION COPY

ASSET EXCHANGE AGREEMENT

THIS ASSET EXCHANGE AGREEMENT (this “Agreement”) is made as of October 1, 2014 by and among Beasley FM Acquisition Corp., a Delaware corporation, Beasley-Reed Acquisition Partnership, a Florida partnership, WXTU License Limited Partnership, a Delaware limited partnership, WKIS License Limited Partnership, a Delaware limited partnership, WDAS License Limited Partnership, a Delaware limited partnership, WPOW License Limited Partnership, a Delaware limited partnership, WQAM License Limited Partnership, a Delaware limited partnership, and WCHZ License, LLC, a Delaware limited liability company (collectively, “Beasley”), and CBS Radio Stations Inc., a Delaware corporation (“CBS”).

Recitals

A. CBS owns and operates the following radio broadcast stations (each a “CBS Station” and collectively the “CBS Stations”) pursuant to certain authorizations issued by the Federal Communications Commission (the “FCC”):

Call Sign	Community of License	Facility ID No.
WBAV-FM	Gastonia, NC	6587
WBCN(AM)	Charlotte, NC	87037
WFNZ(AM)	Charlotte, NC	53974
WKQC(FM)	Charlotte, NC	20338
WNKS(FM)	Charlotte, NC	53975
WPEG(FM)	Concord, NC	6586
WSOC-FM	Charlotte, NC	20339
WHFS(AM)	Seffner, FL	28629
WHFS-FM	Holmes Beach, FL	18527
WLLD(FM)	Lakeland, FL	51987
WQYK-FM	St. Petersburg, FL	28619
WRBQ-FM	Tampa, FL	11943
WYUU(FM)	Safety Harbor, FL	18512
WIP(AM)	Philadelphia, PA	28626

B. Beasley owns and operates the following radio broadcast stations (each a “Beasley Station” and collectively the “Beasley Stations”) pursuant to certain authorizations issued by the FCC:

Call Sign	Community of License	Facility ID No.
WXTU(FM)	Philadelphia, PA	74213
WRDW-FM	Philadelphia, PA	51434
WPOW(FM)	Miami, FL	73893
WKIS(FM)	Boca Raton, FL	64001
WQAM(AM)	Miami, FL	64002

C. Pursuant to the terms and subject to the conditions set forth in this Agreement, the parties desire to exchange the Beasley Station Assets (defined below) for the CBS Station Assets (defined below). The parties intend the transactions contemplated by this Agreement to be a like-kind exchange in accordance with the provisions of Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”).

Agreement

NOW, THEREFORE, taking the foregoing into account, and in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1:  EXCHANGE OF ASSETS

1.1 Station Assets.

1.1.1. Beasley Station Assets. On the terms and subject to the conditions hereof, at Closing (defined below), except as set forth in Sections 1.2 and 1.3, Beasley shall assign, transfer, convey and deliver to CBS, and CBS shall acquire from Beasley, all right, title and interest of Beasley in and to all assets and properties of Beasley, real and personal, tangible and intangible, that are used or held for use in the operation of the Beasley Stations other than the Beasley Excluded Assets (defined below) (the “Beasley Station Assets”), including without limitation the following:

(a) all licenses, permits and other authorizations issued to Beasley by the FCC with respect to the Beasley Stations (the “Beasley FCC Licenses”), including without limitation those described on Schedule 1.1.1(a), including any renewals or modifications thereof between the date hereof and Closing;

(b) all of Beasley’s equipment, transmitters, antennas, cables, towers, vehicles, furniture, fixtures, spare parts and other tangible personal property of every kind and description that are used or held for use in the operation of the Beasley Stations, including without limitation those listed on Schedule 1.1.1(b), except for any retirements or dispositions thereof made between the date hereof and Closing in accordance with Article 4 (the “Beasley Tangible Personal Property”);

(c) all of Beasley’s interests in real property, including leases or licenses to occupy, used or held for use in the operation of the Beasley Stations (including any appurtenant easements and improvements located thereon), including without limitation those listed on Schedule 1.1.1(c) (the “Beasley Real Property”);

(d) all contracts, agreements, leases and licenses used in the operation of the Beasley Stations that (i) are listed on Schedule 1.1.1(d); (ii) are agreements for the sale of advertising time on the Beasley Stations for cash entered into in the ordinary course of business and terminable on ninety days’ notice or less without penalty; (iii) are trade, barter or similar agreements for the sale of time for goods or services entered into in the ordinary course of business and terminable on ninety days’ notice or less without penalty; (iv) were entered into in the ordinary course of business and, when combined with the contracts under Section 1.1.1(d)(v), do not require payments by CBS of more than the Contract Basket in the aggregate; or (v) are made between the date hereof and Closing in accordance with Article 4 (the “Beasley Station Contracts”);

(e) all of Beasley’s rights in and to the Beasley Stations’ call letters and Beasley’s rights in and to the trademarks, trade names, service marks, internet domain names, copyrights, programs and programming material, jingles, slogans, logos, Facebook, Twitter and other social media accounts, and other intangible property which are used or held for use in the operation of the Beasley Stations, including without limitation those listed on Schedule 1.1.1(e), and all goodwill associated therewith (the “Beasley Intangible Property”);

(f) if and to the extent permitted by Beasley’s privacy policy and applicable laws, all information obtained from or about listeners to the Beasley Stations that is maintained by Beasley in the ordinary course of business, if any, including listener databases or clubs used or held for use in the operation of the Beasley Stations’ web sites, subject to applicable privacy policy restrictions and applicable privacy laws; and

(g) Beasley’s rights in and to all the files, documents, records, and books of account (or copies thereof) relating to the operation of the Beasley Stations, including the Beasley Stations’ local public files, programming information and studies, engineering data, advertising studies, marketing and demographic data, sales correspondence, lists of advertisers, credit and sales reports, and logs, but excluding records relating to Beasley Excluded Assets (defined below).

The Beasley Station Assets shall be transferred to CBS free and clear of liens, claims and encumbrances (“Liens”) except for CBS Assumed Obligations (defined below), liens for taxes not yet due and payable, liens that will be released at or prior to Closing, and, with respect to the Beasley Real Property, such other easements, rights of way, building and use restrictions and other exceptions that do not in any material respect impair the use of the property subject thereto in the ordinary course of the business of the Beasley Stations (collectively, “Beasley Permitted Liens”).

1.1.2. CBS Station Assets. On the terms and subject to the conditions hereof, at Closing (defined below), except as set forth in Sections 1.2 and 1.3, CBS shall assign, transfer, convey and deliver to Beasley, and Beasley shall acquire from CBS, all right, title and interest of CBS in and to all assets and properties of CBS, real and personal, tangible and intangible, that are used or held for use in the operation of the CBS Stations other than the CBS Excluded Assets (defined below) (the “CBS Station Assets”), including without limitation the following:

(a) all licenses, permits and other authorizations issued to CBS by the FCC with respect to the CBS Stations (the “CBS FCC Licenses”), including without limitation those described on Schedule 1.1.2(a), including any renewals or modifications thereof between the date hereof and Closing;

(b) all of CBS’s equipment, transmitters, antennas, cables, towers, vehicles, furniture, fixtures, spare parts and other tangible personal property of every kind and description that are used or held for use in the operation of the CBS Stations, including without limitation those listed on Schedule 1.1.2(b), except for any retirements or dispositions thereof made between the date hereof and Closing in accordance with Article 4 (the “CBS Tangible Personal Property”);

(c) all of CBS’s interests in real property, including leases or licenses to occupy, used or held for use in the operation of the CBS Stations (including any appurtenant easements and improvements located thereon), including without limitation those listed on Schedule 1.1.2(c) (the “CBS Real Property”);

(d) all contracts, agreements, leases and licenses used in the operation of the CBS Stations that (i) are listed on Schedule 1.1.2(d); (ii) are agreements for the sale of advertising time on the CBS Stations for cash entered into in the ordinary course of business and terminable on ninety days’ notice or less without penalty; (iii) are trade, barter or similar agreements for the sale of time for goods or services entered into in the ordinary course of business and terminable on ninety days’ notice or less without penalty; (iv) were entered into in the ordinary course of business and, when combined with the contracts under Section 1.1.2(d)(v), do not require payments by Beasley of more than the Contract Basket in the aggregate; or (v) are made between the date hereof and Closing in accordance with Article 4 (the “CBS Station Contracts”);

(e) all of CBS’s rights in and to the CBS Stations’ call letters and CBS’s rights in and to the trademarks, trade names, service marks, internet domain names, copyrights, programs and programming material, jingles, slogans, logos, Facebook, Twitter and other social media accounts, and other intangible property which are used or held for use in the operation of the CBS Stations, including without limitation those listed on Schedule 1.1.2(e), and all goodwill associated therewith (the “CBS Intangible Property”);

(f) if and to the extent permitted by CBS’s privacy policy and applicable laws, all information obtained from or about listeners to the CBS Stations that is maintained by CBS in the ordinary course of business, if any, including listener databases or clubs used or held for use in the operation of the CBS Stations’ web sites, subject to applicable privacy policy restrictions and applicable privacy laws; and

(g) CBS’s rights in and to all the files, documents, records, and books of account (or copies thereof) relating to the operation of the CBS Stations, including the CBS Stations’ local public files, programming information and studies, engineering data, advertising studies, marketing and demographic data, sales correspondence, lists of advertisers, credit and sales reports, and logs, but excluding records relating to CBS Excluded Assets (defined below).

The CBS Station Assets shall be transferred to Beasley free and clear of Liens except for Beasley Assumed Obligations (defined below), liens for taxes not yet due and payable, liens that will be released at or prior to Closing, and, with respect to the CBS Real Property, such other easements, rights of way, building and use restrictions and other exceptions that do not in any material respect impair the use of the property subject thereto in the ordinary course of the business of the CBS Stations (collectively, “CBS Permitted Liens”).

1.2 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the assets to be exchanged under this Agreement shall not include the following assets or any rights, title or interest therein (the “Beasley Excluded Assets” or the “CBS Excluded Assets” as applicable):

(a) all cash and cash equivalents, including without limitation certificates of deposit, commercial paper, treasury bills, marketable securities, money market accounts and all such similar accounts or investments;

(b) all tangible and intangible personal property retired or disposed of between the date of this Agreement and Closing in accordance with Article 4;

(c) all contracts that are terminated or expire prior to Closing in accordance with Article 4;

(d) the respective corporate names of the parties and their respective affiliates (including without limitation all rights to the names “Beasley” and “Beasley Broadcast Group” and logos or variations thereof, and all rights to the CBS Eye Design and the names “CBS” and “CBS Radio” and logos or variations thereof, all including without limitation trademarks, trade names and domain names, and all goodwill associated therewith), charter documents, and books and records relating to organization, existence or ownership, duplicate copies of records, and all records not relating to the operation of the Beasley Stations or the CBS Stations, as applicable;

(e) all contracts of insurance, all coverages and proceeds thereunder and all rights in connection therewith, including without limitation rights arising from any refunds due with respect to insurance premium payments to the extent related to such insurance policies;

(f) all pension, profit sharing plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any;

(g) all accounts receivable and any other rights to payment of cash consideration for goods or services sold or provided prior to the Effective Time (defined below) or otherwise arising during or attributable to any period prior to the Effective Time (the “A/R”);

(h) any non-transferable shrink-wrapped computer software and any other non-transferable computer licenses that are not material to the operation of the Beasley Stations or the CBS Stations, as applicable;

(i) all rights and claims of the conveying party, whether mature, contingent or otherwise, against third parties with respect to the Beasley Stations or the CBS Stations, as applicable, to the extent arising during or attributable to any period prior to the Effective Time;

(j) all deposits and prepaid expenses (and rights arising therefrom or related thereto), except to the extent the conveying party receives a credit therefor under Section 1.6;

(k) computers and other similar assets and any financial, sales or operating related systems (including Oracle Financial System, IBS and RT/TM) and related assets including all operating and procedural manuals for such systems, whether in hard copy or stored on a computer, disk or otherwise, that are used also in the operation of stations that are not CBS Stations or Beasley Stations or by other business units;

(l) all assets or properties relating to various general and administrative, accounting, legal, human resources, sales, marketing, engineering, programming, finance and other services regularly provided also to stations that are not CBS Stations or Beasley Stations or to other business units;

(m) all assets used or held for use in the operation of any other radio station owned or operated by the conveying party or any affiliate of the conveying party that is not located in the same market as the Beasley Stations or CBS Stations, including without limitation any shared contracts, except for any such items that are specifically set forth as included in the Beasley Station Assets or the CBS Station Assets on the Schedules hereto or as provided by Section 1.3 or the last paragraph of Section 1.2;

(n) intercompany accounts receivable and accounts payable;

(o) all interest in and to refunds of taxes relating to all periods prior to the Effective Time;

(p) all items of personal property owned by personnel at the Beasley Stations or the CBS Stations;

(q) all ASCAP, BMI and SESAC licenses;

(r) all rights of Beasley or CBS, as applicable, under this Agreement or the transactions contemplated hereby; and

(s) the assets listed on Schedule 1.2.

With respect to any material marks or similar intangible property owned by the conveying party and excluded under Section 1.2(m) above, as well as those marks identified on Schedule 1.2 as excluded but subject to license by the conveying party, the Beasley Station Assets or CBS Station Assets, as applicable, include only the right to use such items in the manner used by the conveying party at the applicable station on a basis exclusive in the market but non-exclusive in that no right is granted with respect to other markets (some of which may overlap), and such right (i) is limited to the extent of the conveying party’s transferable rights, (ii) may not be assigned by the acquiring party except to a transferee of the applicable station who assumes the acquiring party’s obligations in respect thereof (and any such assignment shall not relieve the acquiring party of any obligation or liability), (iii) may be used by the acquiring party only in a manner that does not diminish the quality of such items, and only without violating law or any third party rights (and the acquiring party shall be solely responsible for such use and the related services), and (iv) shall terminate for noncompliance or non-use, but otherwise shall be coterminous with the conveying party’s rights. Upon Closing the parties shall enter into separate royalty-free license agreements, substantially in the form of Exhibit A attached hereto, relating to such marks and the other marks as set forth therein.

1.3 Shared Contracts. Some of the Beasley Station Contracts or CBS Station Contracts may be used also in the operation of stations that are not CBS Stations or Beasley Stations or by other business units. The rights and obligations under such contracts shall be allocated to the Beasley Stations and CBS Stations as described on Schedule 1.1.1(d) or Schedule 1.1.2(d). With respect to each such contract, the parties shall cooperate with each other and each contract counterparty in such allocation, and only the allocated portion of each such contract is included in the contracts to be assigned and assumed under this Agreement (without need for further action and whether such allocation occurs before or after Closing), such allocation may occur by termination of the shared contract and execution of new contracts. Completion of documentation of any such allocation is not a condition to Closing.

1.4 CBS Assumed Obligations. On the Closing Date (defined below), CBS shall enter into any new contracts required by Schedule 1.1.1(d) or Schedule 1.2 or otherwise required by this Agreement and shall assume and agrees to pay, discharge and perform (a) the obligations of Beasley arising during, or attributable to, any period of time on or after the Closing Date under the Beasley Station Contracts, (b) the obligations explicitly described in Section 5.7 (which, for the avoidance of doubt, do not include any liabilities or obligations under any Beasley Employee Benefit Plans), and (c) any other liabilities of Beasley to the extent CBS receives a credit therefor under Section 1.6 (collectively, the “CBS Assumed Obligations”). Except for the CBS Assumed Obligations, CBS does not assume, and will not be deemed by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to have assumed, any other liabilities or obligations of Beasley (the “Beasley Retained Obligations”).

1.5 Beasley Assumed Obligations. On the Closing Date, Beasley shall enter into any new contracts required by Schedule 1.1.2(d) or Schedule 1.2 or otherwise required by this Agreement and shall assume and agrees to pay, discharge and perform (a) the obligations of CBS arising during, or attributable to, any period of time on or after the Closing Date under the CBS Station Contracts, (b) the obligations explicitly described in Section 5.7 (which, for the avoidance of doubt, do not include any liabilities or obligations under any CBS Employee Benefit Plans), and (c) any other liabilities of CBS to the extent Beasley receives a credit therefor under Section 1.6 (collectively, the “Beasley Assumed Obligations”). Except for the Beasley Assumed Obligations, Beasley does not assume, and will not be deemed by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to have assumed, any other liabilities or obligations of CBS (the “CBS Retained Obligations”).

1.6 Prorations and Adjustments.

(a) All revenue and expenses arising from the operation of the Beasley Stations and the CBS Stations that are Beasley Station Assets and CBS Assumed Obligations or CBS Station Assets and Beasley Assumed Obligations shall be prorated between CBS and Beasley in accordance with generally accepted accounting principles (“GAAP”) as of 12:01 a.m. on the day of Closing (the “Effective Time”). Such prorations shall include without limitation any proration required by Section 5.7, all ad valorem, real estate and other property taxes (except transfer taxes as provided by Section 11.2), FCC regulatory fees, music and other license fees, utility expenses, rent and other amounts under contracts and similar prepaid and deferred items, as well as accrued but unused vacation and personal days (but not sick days). Each conveying party shall receive a credit for deposits and prepaid expenses. Sales commissions related to the sale of advertisements broadcast prior to Closing shall be the responsibility of conveying party, and sales commissions related to the sale of advertisements broadcast after Closing shall be the responsibility of the acquiring party.

(b) With respect to trade, barter or similar agreements for the sale of air time or website inventory in exchange for goods or services that are included in the Beasley Station Contracts or CBS Station Contracts, as applicable, there shall be no proration or adjustment, unless the net aggregate barter liability exceeds $175,000, defined as trade liabilities less trade assets. In determining barter balances, the value of air time and website inventory shall be calculated in accordance with GAAP, and corresponding goods and services shall include those to be received after Closing, plus those received before Closing, to the extent conveyed to the acquiring party. For avoidance of doubt, inventory under program contracts, which is sometimes referred to as “barter,” is not considered barter for purposes of determining trade balances.

(c) At least five business days prior to the Closing Date, the conveying party shall provide the acquiring party with a good faith estimate of the prorations contemplated by this Section 1.6 (the “Estimated Settlement Statement”). Any payment agreed to by the parties pursuant to the Estimated Settlement Statement shall be made by the appropriate party at the Closing in accordance therewith.

(d) Within sixty (60) days after the Closing Date, the acquiring party shall prepare and deliver to the conveying party a proposed proration of assets and liabilities in the manner described in this Section 1.6, as of the Effective Time, that takes into account any proration made at Closing (the “Settlement Statement”), setting forth the prorations, together with a schedule or spreadsheet setting forth, in reasonable detail, the components thereof.

(e) During the 30-day period following the receipt of each Settlement Statement (i) the conveying party and its independent auditors, if any, shall be permitted to review and make copies reasonably required of (A) the financial statements of the acquiring party relating to the Settlement Statement; (B) the working papers of the acquiring party and its independent auditors, if any, relating to the Settlement Statement; (C) the books and records of the acquiring party relating to the Settlement Statement; and

(D) any supporting schedules, analyses and other documentation relating to the Settlement Statement and (ii) the acquiring party shall provide reasonable access, upon reasonable advance notice and during normal business hours, to such employees of the conveying party and its independent auditors, if any, as the conveying party reasonably believes is necessary in connection with its review of the Settlement Statement.

(f) Each Settlement Statement shall become final and binding upon the parties on the 30th day following receipt thereof, unless the conveying party gives written notice (which may be by email and need not be in accordance with Section 11.5) of its disagreement with the Settlement Statement (the “Notice of Disagreement”) to the acquiring party prior to such date. Each Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted (which may consist of a spreadsheet). If a Notice of Disagreement is given to the acquiring party in the period specified, then the applicable Settlement Statement (as revised in accordance with clause (i) or (ii) below) shall become final and binding upon the parties on the earlier of (i) the date the acquiring party and conveying party resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (ii) the date any disputed matters are finally resolved in writing by a mutually agreeable accounting firm (the “Accounting Firm”).

(g) Within 10 Business Days after a Settlement Statement becomes final and binding upon the parties, the acquiring party or the conveying party, as the case may be, shall pay the final net proration amount. All payments made pursuant to this Section 1.6(g) must be made via wire transfer in immediately available funds to an account designated by the recipient party.

(h) Notwithstanding the foregoing, in the event that the conveying party delivers a Notice of Disagreement, the conveying party or the acquiring party shall be required to make a payment of any undisputed amount to the other regardless of the resolution of the items contained in the Notice of Disagreement, and the conveying party or the acquiring party, as applicable, shall within 10 Business Days of the receipt of the Notice of Disagreement make payment to the other by wire transfer in immediately available funds of such undisputed amount owed by the conveying party or the acquiring party to the other, as the case may be, pending resolution of the Notice of Disagreement.

(i) During the 30-day period following the delivery of a Notice of Disagreement to the acquiring party that complies with the preceding paragraphs, the acquiring party and conveying party shall seek in good faith to resolve in writing any differences they may have with respect to the matters specified in the Notice of Disagreement. During such period: (i) the acquiring party and its independent auditors, if any, at the acquiring party’s sole cost and expense, shall be, and the conveying party and its independent auditors, if any, at the conveying party’s sole cost and expense, shall be, in each case permitted to review and make copies reasonably required of: (A) the financial statements of the conveying party, in the case of the acquiring party, and the acquiring party, in the case of the conveying party, relating to the Notice of Disagreement; (B) the working papers of the conveying party, in the case of the acquiring party, and the acquiring party, in the case of the conveying party, and such other party’s auditors, if any, relating to the Notice of Disagreement; (C) the books and records of the conveying party, in the case of the acquiring party, and the acquiring party, in the case of the conveying party, relating to the Notice of Disagreement; and (D) any supporting schedules, analyses and documentation relating to the Notice of Disagreement; and (ii) the conveying party, in the case of the acquiring party, and the acquiring party, in the case of the conveying party, shall provide reasonable access, upon reasonable advance notice and during normal business hours, to such employees of such other party and such other party’s independent auditors, if any, as such first party reasonably believes is necessary or desirable in connection with its review of the Notice of Disagreement.

(j) If, at the end of such 30-day period, the acquiring party and the conveying party have not resolved such differences, the acquiring party and the conveying party shall submit to the Accounting Firm for review and resolution any and all matters that remain in dispute and that were properly included in the Notice of Disagreement. Within 60 days after selection of the Accounting Firm, the acquiring party and the conveying party shall submit their respective positions to the Accounting Firm, in writing, together with any other materials relied upon in support of their respective positions. The acquiring party and the conveying party shall use commercially reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within 30 days following the submission of such materials to the Accounting Firm. The acquiring party and the conveying party agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. Except as specified in the following sentence, the cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Section 1.6 shall be borne by the acquiring party and the conveying party in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportional allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the matters submitted. The fees and expenses (if any) of the acquiring party’s independent auditors and attorneys incurred in connection with the review of the Notice of Disagreement shall be borne by the acquiring party, and the fees and expenses (if any) of the conveying party’s independent auditors and attorneys incurred in connection with their review of the Settlement Statement shall be borne by the conveying party.

(k) Notwithstanding anything herein to the contrary, the deadlines in this Section 1.6 are for items known at the time thereof, and in each case if after the deadline an item becomes known that has not been prorated or has not been prorated properly, but under the principles set forth above should be prorated or a prior proration should be adjusted, then the parties shall promptly prorate or adjust such item and the appropriate party shall make a prompt adjustment payment.

1.7 Valuation. Beasley and CBS agree to engage Bond & Pecaro to prepare a valuation for the Beasley Station Assets and the CBS Station Assets. The expense of such valuations shall be shared equally by the parties.

1.8 Closing. The consummation of the exchange of assets provided for in this Agreement (the “Closing”) shall take place on the fifth business day after the date of the last to occur of the FCC Consent pursuant to the FCC’s initial order and the HSR Clearance (defined below), or on such other day after such consents as CBS and Beasley may mutually agree, subject to the satisfaction or waiver of the conditions set forth in Articles 6 and 7 below. The date on which the Closing is to occur is referred to herein as the “Closing Date.”

1.9 Governmental Consents.

(a) Within five (5) business days of the date of this Agreement, CBS and Beasley shall file applications with the FCC (collectively the “FCC Application”) requesting FCC consent to the assignment of the Beasley FCC Licenses to CBS and the CBS FCC Licenses to Beasley. FCC consent to the FCC Application without any material adverse conditions other than those of general applicability is referred to herein as the “FCC Consent”. CBS and Beasley shall diligently prosecute the FCC Application and otherwise use their commercially reasonable efforts to obtain a final FCC Consent as soon as possible. To that end, each conveying party agrees to enter into and comply with a customary tolling agreement with the FCC if so requested by the FCC. Beasley and CBS shall consult in good faith with each other prior to entry into any such tolling agreement. In addition, until such time as the FCC Consent shall have become a final order, Beasley and CBS, as applicable, each shall oppose any petitions to deny or other objections filed with respect to the FCC Application to the extent such petition or objection relates to such party.

(b) The conveying party shall prosecute and use reasonable best efforts to obtain the grant of each application for renewal (each, a “Renewal Application”) of any Beasley FCC License or CBS FCC License, as applicable, that is pending on the date hereof. To that end, the conveying party agrees to enter into and comply with a customary tolling agreement with the FCC if so requested by the FCC in order to obtain the grant of a Renewal Application. The parties shall consult in good faith with each other prior to entry into any such tolling agreement. Without limiting the foregoing, to avoid disruption or delay in the processing of the FCC Application, the acquiring party agrees, as part of the FCC Application, to request that the FCC apply its policy permitting the assignment of broadcast licenses in transactions involving multiple stations to proceed, notwithstanding the pendency of one or more renewal applications. The acquiring party shall make such representations and agree to such undertakings as are necessary or appropriate to invoke such policy, including undertakings to assume, as between the parties and the FCC, the position of the applicant before the FCC with respect to a pending Renewal Application and to assume the corresponding regulatory risks relating to any such Renewal Application.

(c) Within ten (10) business days after the date of this Agreement, CBS and Beasley shall make any required filings with the Federal Trade Commission and the United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder), and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation. Expiration or termination of any applicable waiting period under the HSR Act is referred to herein as “HSR Clearance.”

(d) CBS and Beasley shall notify each other of all documents filed with or received from any governmental agency with respect to this Agreement or the transactions contemplated hereby. CBS and Beasley shall furnish each other with such information and assistance as the other may reasonably request in connection with their preparation of any governmental filing hereunder, including but not limited to any FCC filings or non-confidential filings related to the HSR Act. The FCC Consent and the HSR Clearance are referred to herein collectively as the “Governmental Consents”. Notwithstanding anything to the contrary provided in this Agreement, neither Beasley, CBS, nor any of their respective affiliates shall be required, in connection with the matters covered by this Section 1.9, to (i) pay any amounts (other than the payment of filing fees and expenses and fees of counsel, or as otherwise expressly assumed by such party), (ii) commence litigation (as opposed to defend litigation), (iii) hold separate (including by trust or otherwise) or divest any of their or their respective affiliates’ businesses, product lines or assets, or any of the Beasley Station Assets or CBS Station Assets, (iv) agree to any limitation on the operation or conduct of the business of any Beasley Station or any CBS Station, or (v) waive any of the conditions to this Agreement set forth in Articles 6 or 7.

1.10 Philadelphia Sublease. At Closing, the parties shall enter into a sublease agreement, on the terms and conditions set forth in Exhibit B attached hereto, pursuant to which CBS shall sublease to Beasley office and studio space at the Philadelphia studio site located at 555 City Avenue, Bala Cynwyd, Pennsylvania for radio stations WWDB(AM) and WIP(AM) (the “Philadelphia Sublease”). Prior to Closing, Beasley shall use commercially reasonable efforts to obtain consent to the Philadelphia Sublease from the landlord at the Philadelphia studio site, but such consent shall not be a condition to Closing.

1.11 Miami Lease. At Closing, the parties shall enter into a short-term lease agreement , on the terms and conditions set forth in Exhibit C attached hereto, pursuant to which CBS shall lease to Beasley office space at the Miami studio site located at 194 NW 187 Street, Miami Gardens, Florida for general office use by certain Beasley employees (the “Miami Lease”).

ARTICLE 2:  BEASLEY REPRESENTATIONS AND WARRANTIES

Beasley hereby makes the following representations and warranties to CBS:

2.1 Organization. Beasley is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which the Beasley Station Assets or CBS Station Assets are located. Beasley has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be made by Beasley pursuant hereto (collectively, the “Beasley Ancillary Agreements”) and to consummate the transactions contemplated hereby.

2.2 Authorization. The execution, delivery and performance of this Agreement and the Beasley Ancillary Agreements by Beasley have been duly authorized and approved by all necessary action of Beasley and do not require any further authorization or consent of Beasley. This Agreement is, and each Beasley Ancillary Agreement when made by Beasley and the other parties thereto will be, a legal, valid and binding agreement of Beasley enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.3 No Conflicts. Except as set forth on Schedule 2.3 and except for the Governmental Consents and consents to assign certain of the Beasley Station Contracts as disclosed on Schedule 1.1.1(c) and Schedule 1.1.1(d), the execution, delivery and performance by Beasley of this Agreement and the Beasley Ancillary Agreements and the consummation by Beasley of any of the transactions contemplated hereby does not conflict with any organizational documents of Beasley, any contract or agreement to which Beasley is a party or by which it is bound, or any law, judgment, order, or decree to which Beasley is subject, or require the consent or approval of, or a filing by Beasley with, any governmental or regulatory authority or any third party.

2.4 FCC Licenses. Except as set forth on Schedule 1.1.1(a):

Beasley has made available to CBS true, correct and complete copies of the Beasley FCC Licenses, including any and all amendments and modifications thereto. Beasley is the holder of the Beasley FCC Licenses described on Schedule 1.1.1(a), which are all of the licenses, permits and authorizations required for the present operation of the Beasley Stations. The Beasley FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. The Beasley FCC Licenses are not subject to any condition except for those conditions that appear on the face of the Beasley FCC Licenses, those conditions applicable to radio broadcast licenses generally or those conditions disclosed in Schedule 1.1.1(a). There is not pending, or, to Beasley’s knowledge, threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the Beasley FCC Licenses (other than proceedings to amend FCC rules of general applicability). There is not issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or order of forfeiture against the Beasley Stations or against Beasley with respect to the Beasley Stations. The Beasley Stations are operating in compliance in all material respects with the Beasley FCC Licenses, the Communications Act of 1934, as amended (the “Communications Act”), and the rules, regulations and policies of the FCC. All material reports and filings required to be filed with the FCC by Beasley with respect to the Beasley Stations have been timely filed. All such reports and filings are accurate and complete in all material respects. Except as set forth on Schedule 1.1.1(a), Beasley has no applications pending before the FCC relating to the operation of the Beasley Stations.

2.5 Taxes. Beasley has, in respect of the Beasley Stations’ business and the Beasley Station Assets, timely filed (taking into account all extensions of time properly obtained) all material foreign, federal, state, county and local income, excise, property, sales, use, franchise and other tax returns and reports which are required to have been filed by it under applicable law, and has paid all taxes which have become due pursuant to such returns or pursuant to any assessments which have become payable.

2.6 Personal Property. Schedule 1.1.1(b) contains a list of material items of Beasley Tangible Personal Property included in the Beasley Station Assets. Except as set forth on Schedule 1.1.1(b), Beasley has good and marketable title to the Beasley Tangible Personal Property free and clear of Liens other than Beasley Permitted Liens. Except as set forth on Schedule 1.1.1(b), all material items of Beasley Tangible Personal Property are in good operating condition, ordinary wear and tear excepted.

2.7 Real Property. Schedule 1.1.1(c) contains a description of the Beasley Real Property. Except as set forth on Schedule 1.1.1(c), Beasley has good and marketable fee simple title to the owned Beasley Real Property described on Schedule 1.1.1(c) (the “Beasley Owned Real Property”) (if any), free and clear of Liens other than Beasley Permitted Liens. Schedule 1.1.1(c) includes a description of each lease, license, sublease or sublicense of Beasley Real Property or similar agreement included in the Beasley Station Contracts (the “Beasley Real Property Leases”). Beasley has provided to CBS a true, correct and complete copy of each Beasley Real Property Lease, including all amendments and modifications thereto. Subject to the terms thereof and except as set forth on Schedule 1.1.1(c), Beasley holds the leasehold interests described in the Beasley Real Property Leases. To Beasley’s knowledge, the Beasley Real Property is not subject to any suit for condemnation or other taking by any public authority. The Beasley Real Property includes access to the Beasley Stations’ facilities consistent with past practices. Except for the Beasley Station Contracts (if any), Beasley has not granted any oral or written right to any person or entity to lease, sublease or license any Beasley Real Property. Beasley is not in default (and, to the knowledge of Beasley, there is no event or condition that after notice or lapse of time or both would constitute a default by Beasley) under any Beasley Real Property Lease, and, to the knowledge of Beasley, there is no default (or event or condition that after notice or lapse of time or both would constitute a default) by any other party thereto under any Beasley Real Property Lease.

2.8 Contracts. Schedule 1.1.1(d) contains a list of all contracts that are used in the operation of the Beasley Stations other than (i) those described in clauses (ii), (iii), (iv) and (v) of Section 1.1.1(d) and (ii) those that are Beasley Excluded Assets. The Beasley Station Contracts requiring the consent of a third party to assignment are identified with an asterisk on Schedule 1.1.1(c) and Schedule 1.1.1(d). Except as set forth on Schedule 1.1.1(c), each of the Beasley Station Contracts (including without limitation each of the Beasley Real Property Leases) is in effect and is binding upon Beasley and, to Beasley’s knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally). Beasley has performed its obligations under each of the Beasley Station Contracts in all material respects, and is not in material default thereunder, and to Beasley’s knowledge, no other party to any of the Beasley Station Contracts is in default thereunder in any material respect. Except as set forth on Schedule 1.1.1(d), Beasley has made available to CBS true, correct, and complete copies of each Beasley Station Contract listed on Schedule 1.1.1(d), including any and all amendments and modifications thereto.

2.9 Environmental. Except as set forth on Schedule 1.1.1(c) or in any environmental report delivered by Beasley to CBS prior to the date of this Agreement, and except for any condition that may be disclosed in any Environmental Review (defined below) that is not known by Beasley as of the date of this Agreement and does not arise from a failure by Beasley to comply with applicable law, to Beasley’s knowledge: (i) no hazardous or toxic substance or waste regulated under any applicable environmental, health or safety law has been generated, stored, transported or released on, in, from or to the Beasley Real Property included in the Beasley Station Assets in violation of any such law and (ii) Beasley has complied in all material respects with all environmental, health and safety laws applicable to the Beasley Stations.

2.10 Intangible Property. Schedule 1.1.1(e) contains a description of the call letters of the Beasley Stations, all registered Beasley Intangible Property, and all other material Beasley Intangible Property owned by Beasley that is included in the Beasley Station Assets. Except as set forth on Schedule 1.1.1(e), (i) to Beasley’s knowledge, Beasley’s use of the Beasley Intangible Property does not infringe upon any third party rights in any material respect, (ii) no material Beasley Intangible Property is the subject of any pending, or, to Beasley’s knowledge, threatened legal proceedings claiming infringement or unauthorized use, and (iii) Beasley has not received any written notice that its use of any Beasley Intangible Property is unauthorized or infringes upon the rights of any other person. Except as set forth on Schedule 1.1.1(e), Beasley owns or has the right to use the Beasley Intangible Property free and clear of Liens other than Beasley Permitted Liens.

2.11 Employees; Employee Benefits.

(a) (i) Except as set forth on Schedule 2.11(a)(i), (A) Beasley has complied in all material respects with all labor and employment laws, rules and regulations applicable to the Beasley Stations’ business, including without limitation those which relate to prices, wages, hours, discrimination in employment and collective bargaining, (B) there is no unfair labor practice charge or complaint against Beasley in respect of the Beasley Stations’ business pending or, to Beasley’s knowledge, threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal, and there is no strike, dispute, request for representation, slowdown or stoppage pending or threatened in respect of the Beasley Stations’ business, and (C) Beasley is not party to any collective bargaining, union or similar agreement with respect to the employees of Beasley at the Beasley Stations, and to Beasley’s knowledge, no union represents or claims to represent or is attempting to organize such employees.

(ii) Schedule 5.7 sets forth a complete and accurate list of the name and title of each Beasley “Designated Employee” as defined in Section 5.7 as of the date of this Agreement, together with such employee’s salary, work status (i.e., full-time, part-time, temporary, etc.), and beginning date of employment. Each such Designated Employee has been paid all wages, income and any other sum due and owing to them by Beasley as of the end of the most recent completed pay period, including, but not limited to, annual and/or periodic bonuses for all measurement periods which ended on or prior to the Closing Date.

(b) (i) Schedule 2.11(b)(i) sets forth a correct and complete list of: (A) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), including, but not limited to, any retirement, pension, deferred compensation, severance, profit sharing, savings, group health, dental, life insurance, disability or cafeteria plan, policy or arrangement, (B) all other employee benefit plans, policies, agreements or arrangements, and (C) all employment agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, termination, sick leave, vacation, loans, salary continuation, health, life insurance, fringe benefit and educational assistance plan, policies, agreements or arrangements maintained or contributed to or required to be maintained or contributed to by Beasley or any of its affiliates for the benefit of any current or former Beasley employee employed or previously employed by the Beasley Stations or with respect to which Beasley or any of its affiliates has any obligation or liability, contingent or otherwise, for current or former employees, consultants or directors of the Beasley Stations (collectively, the “Beasley Employee Benefit Plans”). Schedule 2.11(b)(i) separately sets forth each Beasley Employee Benefit Plan which is subject to Title IV of ERISA or is a “multiemployer plan,” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or is or has been subject to Sections 4063 or 4064 of ERISA.

(ii) To the knowledge of Beasley, the Beasley Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable laws. Except as set forth on Schedule 2.11(b)(ii), CBS has no and will not have any obligation to make any contribution or other payment to any Multiemployer Plan set forth on Schedule 2.11(b)(i).

(iii) Except as set forth on Schedule 2.11(b)(iii) or as expressly contemplated by this Agreement, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (alone or in conjunction with any other event, including any termination of employment on or following the Closing) will entitle any current or former director, officer, employee or independent contractor of Beasley to any compensation or benefits, accelerate the time of payment or vesting, or trigger any payment or funding or forgiveness of indebtedness of any compensation or benefits or trigger any other material obligation under any Beasley Employee Benefit Plan or employee benefit agreement for which CBS would be liable or otherwise obligated to pay.

2.12 Insurance. Beasley maintains insurance policies or other arrangements with respect to the Beasley Stations and the Beasley Station Assets consistent with its practices for other stations, and will maintain such policies or arrangements until the Effective Time. Beasley has not received notice from any issuer of any such policies of its intention to cancel, terminate or refuse to renew any such insurance policy.

2.13 Compliance with Law. Except as set forth on Schedule 2.13, (i) Beasley has complied in all material respects with all laws, rules and regulations, including without limitation all FCC and Federal Aviation Administration rules and regulations applicable to the operation of the Beasley Stations or to any of the Beasley Station Assets, and all decrees and orders of any court or governmental authority which are applicable to the operation of the Beasley Stations or to any of the Beasley Station Assets, and (ii) to Beasley’s knowledge, there are no governmental claims, investigations, examinations or audits pending or threatened against Beasley in respect of the Beasley Stations except those affecting the industry generally.

2.14 Litigation. Except as set forth on Schedule 2.14, there is no action, suit or proceeding pending or, to Beasley’s knowledge, threatened against Beasley in respect of the Beasley Stations that will subject CBS to liability or that will affect Beasley’s ability to perform its obligations under this Agreement. Beasley is not operating under or subject to any order, writ, injunction or decree of any court or governmental authority relating to the Beasley Stations or the Beasley Station Assets which would have a material adverse effect on the condition of the Beasley Stations or any of the Beasley Station Assets or on the ability of Beasley to enter into this Agreement or consummate the transactions contemplated hereby, other than those of general applicability.

2.15 Financial Statements. Beasley has provided to CBS copies of its statements of operations for the Beasley Stations for the years ended December 31, 2012 and December 31, 2013 and for the year to date through August 31, 2014 (being the GAAP versions and not the non-GAAP versions made available to CBS). Such year-end statements are the statements included in the audited consolidated financial statements of Beasley and its affiliates (but such statements are not separately audited and the year-to-date statements are not audited). Shared operating expenses and revenue are allocated among the Beasley Stations and other stations and business units as determined by Beasley. Such statements may reflect the results of intercompany arrangements that are Beasley Excluded Assets. Such statements do not include provisions for income taxes or pushdown accounting adjustments to reflect interest costs and capital structure. Except for the foregoing and except for the absence of footnotes and as set forth on Schedule 2.15, such statements have been prepared in accordance with GAAP consistently applied and in the aggregate present fairly in all material respects the results of operations of the Beasley Stations as operated by Beasley for the respective periods covered thereby. Between September 1, 2014 and the date of this Agreement, the Beasley Stations have been operated in all material respects in the ordinary course of business consistent with past practices (for avoidance of doubt, any expense reductions previously made consistent with Beasley’s practices for similarly situated stations shall be deemed in the ordinary course of business consistent with past practices).

2.16 No Undisclosed Liabilities. There are no liabilities or obligations of Beasley with respect to the Beasley Stations that will be binding upon CBS after the Effective Time other than the CBS Assumed Obligations.

2.17 Beasley Station Assets. The Beasley Station Assets include all assets used or held for use in the operation of the Beasley Stations in all material respects as currently operated, except for the Beasley Excluded Assets. Beasley’s interests in the Beasley Station Assets are free and clear of all Liens other than Beasley Permitted Liens.

2.18 Qualification. Beasley is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the CBS Stations under the Communications Act and the rules, regulations and policies of the FCC. To Beasley’s knowledge, there are no facts that would, under existing law and the existing rules, regulations, policies and procedures of the FCC, disqualify Beasley as an assignee of the FCC Licenses or as the owner and operator of the CBS Stations. The FCC Application will not include a request by Beasley for a waiver of FCC rules or policy. Beasley has no reason to believe that the FCC Application might be challenged or might not be granted by the FCC in the ordinary course due to any fact or circumstance relating to Beasley or any of its affiliates or any of their respective officers, directors, shareholders, members or partners.

ARTICLE 3:  CBS REPRESENTATIONS AND WARRANTIES

CBS hereby makes the following representations and warranties to Beasley:

3.1 Organization. CBS is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which the CBS Station Assets or Beasley Station Assets are located. CBS has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be made by CBS pursuant hereto (collectively, the “CBS Ancillary Agreements”) and to consummate the transactions contemplated hereby.

3.2 Authorization. The execution, delivery and performance of this Agreement and the CBS Ancillary Agreements by CBS have been duly authorized and approved by all necessary action of CBS and do not require any further authorization or consent of CBS. This Agreement is, and each CBS Ancillary Agreement when made by CBS and the other parties thereto will be, a legal, valid and binding agreement of CBS enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3 No Conflicts. Except as set forth on Schedule 3.3 and except for the Governmental Consents and consents to assign certain of the CBS Station Contracts as disclosed on Schedule 1.1.2(c) and Schedule 1.1.2(d), the execution, delivery and performance by CBS of this Agreement and the CBS Ancillary Agreements and the consummation by CBS of any of the transactions contemplated hereby does not conflict with any organizational documents of CBS, any contract or agreement to which CBS is a party or by which it is bound, or any law, judgment, order, or decree to which CBS is subject, or require the consent or approval of, or a filing by CBS with, any governmental or regulatory authority or any third party.

3.4 FCC Licenses. Except as set forth on Schedule 1.1.2(a):

CBS has made available to Beasley true, correct and complete copies of the CBS FCC Licenses, including any and all amendments and modifications thereto. CBS is the holder of the CBS FCC Licenses described on Schedule 1.1.2(a), which are all of the licenses, permits and authorizations required for the present operation of the CBS Stations. The CBS FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. The CBS FCC Licenses are not subject to any condition except for those conditions that appear on the face of the CBS FCC Licenses, those conditions applicable to radio broadcast licenses generally or those conditions disclosed in Schedule 1.1.2(a). There is not pending, or, to CBS’s knowledge, threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the CBS FCC Licenses (other than proceedings to amend FCC rules of general applicability). There is not issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or order of forfeiture against the CBS Stations or against CBS with respect to the CBS Stations. The CBS Stations are operating in compliance in all material respects with the CBS FCC Licenses, the Communications Act, and the rules, regulations and policies of the FCC. All material reports and filings required to be filed with the FCC by CBS with respect to the CBS Stations have been timely filed. All such reports and filings are accurate and complete in all material respects. Except as set forth on Schedule 1.1.2(a), CBS has no applications pending before the FCC relating to the operation of the CBS Stations.

3.5 Taxes. CBS has, in respect of the CBS Stations’ business and the CBS Station Assets, timely filed (taking into account all extensions of time properly obtained) all material foreign, federal, state, county and local income, excise, property, sales, use, franchise and other tax returns and reports which are required to have been filed by it under applicable law, and has paid all taxes which have become due pursuant to such returns or pursuant to any assessments which have become payable.

3.6 Personal Property. Schedule 1.1.2(b) contains a list of material items of CBS Tangible Personal Property included in the CBS Station Assets. Except as set forth on Schedule 1.1.2(b), CBS has good and marketable title to the CBS Tangible Personal Property free and clear of Liens other than CBS Permitted Liens. Except as set forth on Schedule 1.1.2(b), all material items of CBS Tangible Personal Property are in good operating condition, ordinary wear and tear excepted.

3.7 Real Property. Schedule 1.1.2(c) contains a description of the CBS Real Property. Except as set forth on Schedule 1.1.2(c), CBS has good and marketable fee simple title to the owned CBS Real Property described on Schedule 1.1.2(c) (the “CBS Owned Real Property”), free and clear of Liens other than CBS Permitted Liens. Schedule 1.1.2(c) includes a description of each lease, license, sublease or sublicense of CBS Real Property or similar agreement included in the CBS Station Contracts (the

“CBS Real Property Leases”). CBS has provided to Beasley a true, correct and complete copy of each CBS Real Property Lease, including all amendments and modifications thereto. Subject to the terms thereof, and except as set forth on Schedule 1.1.2(c), CBS holds the leasehold interests described in the CBS Real Property Leases. To CBS’s knowledge, the CBS Real Property is not subject to any suit for condemnation or other taking by any public authority. The CBS Real Property includes access to the CBS Stations’ facilities consistent with past practices. Except for the CBS Station Contracts (if any), CBS has not granted any oral or written right to any person or entity to lease, sublease or license any CBS Real Property. CBS is not in default (and, to the knowledge of CBS, there is no event or condition that after notice or lapse of time or both would constitute a default by CBS) under any CBS Real Property Lease, and, to the knowledge of CBS, there is no default (or event or condition that after notice or lapse of time or both would constitute a default) by any other party thereto under any CBS Real Property Lease.

3.8 Contracts. Schedule 1.1.2(d) contains a list of all contracts that are used in the operation of the CBS Stations other than (i) those described in clauses (ii), (iii), (iv) and (v) of Section 1.1.2(d) and (ii) those that are CBS Excluded Assets. The CBS Station Contracts requiring the consent of a third party to assignment are identified with an asterisk on Schedule 1.1.2(c) and Schedule 1.1.2(d). Except as set forth on Schedule 1.1.2(c), each of the CBS Station Contracts (including without limitation each of the CBS Real Property Leases) is in effect and is binding upon CBS and, to CBS’s knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally). Except as set forth on Schedule 1.1.2(d), CBS has performed its obligations under each of the CBS Station Contracts in all material respects, and is not in material default thereunder, and to CBS’s knowledge, no other party to any of the CBS Station Contracts is in default thereunder in any material respect. Except as set forth on Schedule 1.1.2(d), CBS has made available to Beasley true, correct, and complete copies of each CBS Station Contract listed on Schedule 1.1.2(d), including any and all amendments and modifications thereto.

3.9 Environmental. Except as set forth on Schedule 1.1.2(c) or in any environmental report delivered by CBS to Beasley prior to the date of this Agreement, and except for any condition that may be disclosed in any Environmental Review that is not known by CBS as of the date of this Agreement and does not arise from a failure by CBS to comply with applicable law, to CBS’s knowledge: (i) no hazardous or toxic substance or waste regulated under any applicable environmental, health or safety law has been generated, stored, transported or released on, in, from or to the CBS Real Property included in the CBS Station Assets in violation of any such law and (ii) CBS has complied in all material respects with all environmental, health and safety laws applicable to the CBS Stations.

3.10 Intangible Property. Schedule 1.1.2(e) contains a description of the call letters of the CBS Stations, all registered CBS Intangible Property, and all other material CBS Intangible Property owned by CBS that is included in the CBS Station Assets. Except as set forth on Schedule 1.1.2(e), (i) to CBS’s knowledge, CBS’s use of the CBS

Intangible Property does not infringe upon any third party rights in any material respect, (ii) no material CBS Intangible Property is the subject of any pending, or, to CBS’s knowledge, threatened legal proceedings claiming infringement or unauthorized use, and (iii) CBS has not received any written notice that its use of any CBS Intangible Property is unauthorized or infringes upon the rights of any other person. Except as set forth on Schedule 1.1.2(e), CBS owns or has the right to use the CBS Intangible Property free and clear of Liens other than CBS Permitted Liens.

3.11 Employees; Employee Benefits.

(a) (i) Except as set forth on Schedule 3.11(a)(i), (A) CBS has complied in all material respects with all labor and employment laws, rules and regulations applicable to the CBS Stations’ business, including without limitation those which relate to prices, wages, hours, discrimination in employment and collective bargaining, (B) there is no unfair labor practice charge or complaint against CBS in respect of the CBS Stations’ business pending or, to CBS’s knowledge, threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal, and there is no strike, dispute, request for representation, slowdown or stoppage pending or threatened in respect of the CBS Stations’ business, and (C) CBS is not party to any collective bargaining, union or similar agreement with respect to the employees of CBS at the CBS Stations, and to CBS’s knowledge, no union represents or claims to represent or is attempting to organize such employees.

(ii) Schedule 5.7 sets forth a complete and accurate list of the name and title of each CBS “Designated Employee” as defined in Section 5.7 as of the date of this Agreement, together with such employee’s salary, work status (i.e., full-time, part-time, temporary, etc.), and beginning date of employment. Each such Designated Employee has been paid all wages, income and any other sum due and owing to them by CBS as of the end of the most recent completed pay period, including, but not limited to, annual and/or periodic bonuses for all measurement periods which ended on or prior to the Closing Date.

(b) (i) Schedule 3.11(b)(i) sets forth a correct and complete list of: (A) all “employee benefit plans” (as defined in Section 3(3) of ERISA), including, but not limited to, any retirement, pension, deferred compensation, severance, profit sharing, savings, group health, dental, life insurance, disability or cafeteria plan, policy or arrangement, (B) all other employee benefit plans, policies, agreements or arrangements, and (C) all employment agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, termination, sick leave, vacation, loans, salary continuation, health, life insurance, fringe benefit and educational assistance plan, policies, agreements or arrangements maintained or contributed to or required to be maintained or contributed to by CBS or any of its affiliates for the benefit of any current or former CBS employee employed or previously employed by the CBS Stations or with respect to which CBS or any of its affiliates has any obligation or liability, contingent or otherwise, for current or former employees, consultants or directors of the CBS Stations (collectively, the “CBS Employee Benefit Plans”). Schedule 3.11(b)(i) separately sets forth each CBS Employee Benefit Plan which is subject to Title IV of ERISA or is a Multiemployer Plan or is or has been subject to Sections 4063 or 4064 of ERISA.

(ii) To the knowledge of CBS, the CBS Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable laws. Except as set forth on Schedule 3.11(b)(ii), Beasley has no and will not have any obligation to make any contribution or other payment to any Multiemployer Plan set forth on Schedule 3.11(b)(i).

(iii) Except as set forth on Schedule 3.11(b)(iii) or as expressly contemplated by this Agreement, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (alone or in conjunction with any other event, including any termination of employment on or following the Closing) will entitle any current or former director, officer, employee or independent contractor of CBS to any compensation or benefits, accelerate the time of payment or vesting, or trigger any payment or funding or forgiveness of indebtedness of any compensation or benefits or trigger any other material obligation under any CBS Employee Benefit Plan or employee benefit agreement for which Beasley would be liable or otherwise obligated to pay.

3.12 Insurance. CBS maintains insurance policies or other arrangements with respect to the CBS Stations and the CBS Station Assets consistent with its practices for other stations, and will maintain such policies or arrangements until the Effective Time. CBS has not received notice from any issuer of any such policies of its intention to cancel, terminate or refuse to renew any such insurance policy.

3.13 Compliance with Law. Except as set forth on Schedule 3.13, (i) CBS has complied in all material respects with all laws, rules and regulations, including without limitation all FCC and Federal Aviation Administration rules and regulations applicable to the operation of the CBS Stations or to any of the CBS Station Assets, and all decrees and orders of any court or governmental authority which are applicable to the operation of the CBS Stations or to any of the CBS Station Assets, and (ii) to CBS’s knowledge, there are no governmental claims, investigations, examinations or audits pending or threatened against CBS in respect of the CBS Stations except those affecting the industry generally.

3.14 Litigation. Except as set forth on Schedule 3.14, there is no action, suit or proceeding pending or, to CBS’s knowledge, threatened against CBS in respect of the CBS Stations that will subject Beasley to liability or that will affect CBS’s ability to perform its obligations under this Agreement. CBS is not operating under or subject to any order, writ, injunction or decree of any court or governmental authority relating to the CBS Stations or the CBS Station Assets which would have a material adverse effect on the condition of the CBS Stations or any of the CBS Station Assets or on the ability of CBS to enter into this Agreement or consummate the transactions contemplated hereby, other than those of general applicability.

3.15 Financial Statements. CBS has provided to Beasley copies of its statements of operations for the CBS Stations for the years ended December 31, 2012 and December 31, 2013 and for the year to date through August 31, 2014. Such year-end statements are the statements included in the audited consolidated financial statements of CBS and its affiliates (but such statements are not separately audited and the year-to-date statements are not audited). Shared operating expenses and revenue are allocated among the CBS Stations and other stations and business units as determined by CBS Radio Inc. Such statements may reflect the results of intercompany arrangements that are CBS Excluded Assets. Such statements do not include provisions for income taxes or pushdown accounting adjustments to reflect interest costs and capital structure. Except for the foregoing and except for the absence of footnotes and except as set forth on Schedule 3.15, such statements have been prepared in accordance with GAAP consistently applied and in the aggregate present fairly in all material respects the results of operations of the CBS Stations as operated by CBS for the respective periods covered thereby. Between September 1, 2014 and the date of this Agreement, the CBS Stations have been operated in all material respects in the ordinary course of business consistent with past practices (for avoidance of doubt, any expense reductions previously made consistent with CBS’s practices for similarly situated stations shall be deemed in the ordinary course of business consistent with past practices).

3.16 No Undisclosed Liabilities. There are no liabilities or obligations of CBS with respect to the CBS Stations that will be binding upon Beasley after the Effective Time other than the Beasley Assumed Obligations.

3.17 CBS Station Assets. Except as set forth on Schedule 3.17, the CBS Station Assets include all assets used or held for use in the operation of the CBS Stations in all material respects as currently operated, except for the CBS Excluded Assets. CBS’s interests in the CBS Station Assets are free and clear of all Liens other than CBS Permitted Liens.

3.18 Qualification. CBS is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Beasley Stations under the Communications Act and the rules, regulations and policies of the FCC. To CBS’s knowledge, there are no facts that would, under existing law and the existing rules, regulations, policies and procedures of the FCC, disqualify CBS as an assignee of the FCC Licenses or as the owner and operator of the Beasley Stations. The FCC Application will not include a request by CBS for a waiver of FCC rules or policy. Except as disclosed on Schedule 3.18, CBS has no reason to believe that the FCC Application might be challenged or might not be granted by the FCC in the ordinary course due to any fact or circumstance relating to CBS or any of its affiliates or any of their respective officers, directors, shareholders, members or partners.

ARTICLE 4:  COVENANTS

4.1 Beasley Covenants. Between the date hereof and Closing, except as permitted by this Agreement, unless with the prior written consent of CBS (which consent, notwithstanding Section 11.5 hereof, may be requested and given by e-mail or fax between the parties or their representatives), which shall not be unreasonably withheld, delayed or conditioned and which shall be deemed given if CBS does not respond to Beasley’s request within three (3) business days, Beasley shall:

(a) operate the Beasley Stations in the ordinary course of business and in all material respects in accordance with FCC rules and regulations and with all other applicable laws, regulations, rules and orders;

(b) not materially adversely modify, and maintain in full force and effect, the Beasley FCC Licenses;

(c) not other than in the ordinary course of business consistent with past practice, sell, lease or dispose of or agree to sell, lease or dispose of any of the Beasley Station Assets unless replaced with similar items of substantially equal or greater value and utility, or create, assume or permit to exist any Liens upon the Beasley Station Assets, except for Beasley Permitted Liens, and not dissolve, liquidate, merge or consolidate with any other entity;

(d) upon reasonable notice, give CBS and its representatives reasonable access during normal business hours to the Beasley Station Assets, and furnish CBS with information relating to the Beasley Station Assets that CBS may reasonably request, provided that such access rights shall not be exercised in a manner that interferes with the operation of the Beasley Stations, and provided further such access rights shall not include access to personnel or other files covered by privacy laws;

(e) maintain the Beasley Tangible Personal Property and the Beasley Real Property in the ordinary course of business consistent with past practice;

(f) repair or replace any item of Beasley Tangible Personal Property included in the Beasley Station Assets that is materially damaged or destroyed between the date hereof and Closing, provided if such repair or replacement is not completed prior to Closing, the parties shall proceed to Closing (with Beasley’s representations and warranties deemed modified to take into account any such condition) and Beasley shall promptly repair or replace such item in all material respects after Closing (and CBS will provide access and any other reasonable assistance requested with respect to such obligation) (notwithstanding anything herein to the contrary, the foregoing obligations shall survive Closing); provided, however, notwithstanding the foregoing, if Beasley turns over any equipment to CBS prior to Closing for transition purposes, then CBS and not Beasley shall be responsible for any damage or destruction to such equipment that occurs while it is in the possession of CBS;

(g) except as set forth on Schedule 4.1(g), not make or agree or commit to make capital expenditures for any Beasley Station which in the aggregate are greater than Fifty Thousand Dollars ($50,000);

(h) except in the ordinary course of business consistent with past practice and as otherwise required by law, not (i) enter into any employment, labor, or union agreement or plan (or amendments of any such existing agreements or plan) that will be binding upon CBS after Closing or (ii) increase the compensation payable to any employee of the Beasley Stations, except for bonuses and other compensation payable by Beasley in connection with the consummation of the transactions contemplated by this Agreement (if any), provided that the nature and amount of any such transaction-related payments shall be separately disclosed by Beasley on Schedule 4.1(h), or pursuant to the terms of any employment agreement that is in effect as of the date hereof; and

(i) not enter into new contracts, agreements, leases or licenses that will be binding upon CBS after the Closing or amend any existing Beasley Station Contracts, except for (A) new time sales agreements made in the ordinary course of business consistent with past practice that are terminable on ninety days’ notice or less without penalty, (B) contracts and agreements made in the ordinary course of business consistent with past practice that, when combined with the contracts under Section 1.1.1(d)(iv), do not require payments by CBS of more than the Contract Basket in the aggregate. As used herein, the “Contract Basket” means $100,000.

For purposes of calculating the amount of said payments by CBS, if a contract is terminable by giving advance notice, then such amount shall include only the amount that would be payable if a termination notice were given at Closing (whether or not such notice is in fact given), but in no event shall such amount be more than the amount payable absent such termination notice.

4.2 CBS Covenants. Between the date hereof and Closing, except as permitted by this Agreement, unless with the prior written consent of Beasley (which consent, notwithstanding Section 11.5 hereof, may be requested and given by e-mail or fax between the parties or their representatives), which shall not be unreasonably withheld, delayed or conditioned and which shall be deemed given if Beasley does not respond to CBS’s request within three (3) business days, CBS shall:

(a) operate the CBS Stations in the ordinary course of business and in all material respects in accordance with FCC rules and regulations and with all other applicable laws, regulations, rules and orders;

(b) not materially adversely modify, and maintain in full force and effect, the CBS FCC Licenses;

(c) not other than in the ordinary course of business consistent with past practice, sell, lease or dispose of or agree to sell, lease or dispose of any of the CBS Station Assets unless replaced with similar items of substantially equal or greater value and utility, or create, assume or permit to exist any Liens upon the CBS Station Assets, except for CBS Permitted Liens, and not dissolve, liquidate, merge or consolidate with any other entity;

(d) upon reasonable notice, give Beasley and its representatives reasonable access during normal business hours to the CBS Station Assets, and furnish Beasley with information relating to the CBS Station Assets that Beasley may reasonably request, provided that such access rights shall not be exercised in a manner that interferes with the operation of the CBS Stations, and provided further such access rights shall not include access to personnel or other files covered by privacy laws;

(e) maintain the CBS Tangible Personal Property and the CBS Real Property in the ordinary course of business consistent with past practice;

(f) repair or replace any item of CBS Tangible Personal Property included in the CBS Station Assets that is materially damaged or destroyed between the date hereof and Closing, provided if such repair or replacement is not completed prior to Closing, the parties shall proceed to Closing (with CBS’s representations and warranties deemed modified to take into account any such condition) and CBS shall promptly repair or replace such item in all material respects after Closing (and Beasley will provide access and any other reasonable assistance requested with respect to such obligation) (notwithstanding anything herein to the contrary, the foregoing obligations shall survive Closing); provided, however, notwithstanding the foregoing, if CBS turns over any equipment to Beasley prior to Closing for transition purposes, then Beasley and not CBS shall be responsible for any damage or destruction to such equipment that occurs while it is in the possession of Beasley;

(g) except as set forth on Schedule 4.2(g), not make or agree or commit to make capital expenditures for any CBS Station which in the aggregate are greater than Fifty Thousand Dollars ($50,000);

(h) except in the ordinary course of business consistent with past practice and as otherwise required by law, not (i) enter into any employment, labor, or union agreement or plan (or amendments of any such existing agreements or plan) that will be binding upon Beasley after Closing or (ii) increase the compensation payable to any employee of the CBS Stations, except for bonuses and other compensation payable by CBS in connection with the consummation of the transactions contemplated by this Agreement (if any), provided that the nature and amount of any such transaction-related payments shall be separately disclosed by CBS on Schedule 4.2(h), or pursuant to the terms of any employment agreement that is in effect as of the date hereof; and

(i) not enter into new contracts, agreements, leases or licenses that will be binding upon Beasley after the Closing or amend any existing CBS Station Contracts, except for (A) new time sales agreements made in the ordinary course of business consistent with past practice that are terminable on ninety days’ notice or less without penalty, (B) contracts and agreements made in the ordinary course of business consistent with past practice that, when combined with the contracts under Section 1.1.2(d)(iv), do not require payments by Beasley of more than the Contract Basket in the aggregate.

For purposes of calculating the amount of said payments by Beasley, if a contract is terminable by giving advance notice, then such amount shall include only the amount that would be payable if a termination notice were given at Closing (whether or not such notice is in fact given), but in no event shall such amount be more than the amount payable absent such termination notice.

4.3 Access and Cooperation. To the extent consistent with this Agreement, applicable law, operation of retained stations and privacy rights, confidentiality and contractual limitations, (a) each party agrees to cooperate with the other party, and if requested provide the other party with reasonable access, information and data as is reasonably necessary in connection with the build-out and transition of the Beasley Station Assets to CBS’s systems and facilities and of the CBS Station Assets to Beasley’s systems and facilities and (b) CBS shall provide Beasley with reasonable access to CBS’ auditors to allow Beasley to prepare audited financial statements for the CBS Stations and shall otherwise reasonably cooperate with Beasley’s efforts related thereto, provided, in each case, that neither party shall be required to waive any privileges or legal protections under applicable law. Any access, information or cooperation provided under this Section 4.3 shall be provided during the providing party’s normal business hours, under the supervision of the providing party’s personnel and in such a manner as to not unreasonably interfere with the providing party’s business and operations. The party requesting information or access under this Section 4.3 shall reimburse the providing party for all reasonable and necessary out-of-pocket expenses incurred by such party in connection with the performance of the obligations under this Section 4.3.

ARTICLE 5:  JOINT COVENANTS

CBS and Beasley hereby covenant and agree as follows:

5.1 Confidentiality. Beasley or an affiliate of Beasley and CBS or an affiliate of CBS are parties to one or more nondisclosure agreements (collectively the “NDA”) with respect to the parties and their stations. To the extent not already a direct party thereto, CBS and Beasley hereby assume the NDA and agree to be bound by the provisions thereof. Without limiting the terms of the NDA, subject to the requirements of applicable law, all non-public information regarding the parties and their business and properties that is disclosed in connection with the negotiation, preparation or performance of this Agreement (including without limitation all financial information) shall be confidential and shall not be disclosed to any other person or entity, except the parties’ representatives and lenders for the purpose of consummating the transaction contemplated by this Agreement.

5.2 Announcements. No party shall, without the prior written consent of the other, issue any press release or make any other public announcement or public filing concerning the transactions contemplated by this Agreement, except to the extent that such party is so obligated by law, in which case such party shall give the other party advance notice and a reasonable opportunity to review any press release, other announcement or public filing to be made, and except that the parties shall cooperate to make a mutually agreeable announcement, and except as necessary to enforce rights under or in connection with this Agreement. Notwithstanding the foregoing, the parties acknowledge that this Agreement and the terms hereof will be filed with the FCC Application and, with respect to Beasley, with the Securities and Exchange Commission and thereby become public.

5.3 Control.

(a) CBS shall not, directly or indirectly, control, supervise or direct the operation of the Beasley Stations prior to Closing. Consistent with the Communications Act and the FCC rules and regulations, control, supervision and direction of the operation of the Beasley Stations prior to Closing shall remain the responsibility of Beasley as the holder of the Beasley FCC Licenses.

(b) Beasley shall not, directly or indirectly, control, supervise or direct the operation of the CBS Stations prior to Closing. Consistent with the Communications Act and the FCC rules and regulations, control, supervision and direction of the operation of the CBS Stations prior to Closing shall remain the responsibility of CBS as the holder of the CBS FCC Licenses.

5.4 Broadcast Interruption. If prior to Closing there is a Broadcast Interruption (as defined below) in excess of 24 hours, then the acquiring party may postpone Closing until the date five (5) business days after the applicable station returns to the air and prior coverage is restored in all material respects, subject to Section 10.1. “Broadcast Interruption” means that a Beasley Station or CBS Station is off the air or operating at a power level that results in a material reduction in coverage or any other material disruption in operations of a Beasley Station or a CBS Station; provided, however, that if the conveying party turns over any equipment to the acquiring party prior to Closing for transition purposes, then no event resulting from damage to such equipment that occurs while it is in the possession of the acquiring party shall be deemed a Broadcast Interruption; and provided, further, that no event caused by the acquiring party shall be deemed a Broadcast Interruption.

5.5 Environmental.

(a) With respect to any owned real property or ground lease included in the Beasley Station Assets or the CBS Station Assets, the acquiring party may at its expense conduct Phase I environmental assessments and Phase II environmental assessments (the Phase I and Phase II reviews being collectively referred to as the “Environmental Reviews”) prior to Closing, provided in each case that such assessments are conducted during normal business hours upon reasonable prior notice (and subject to landlord consent if necessary). The acquiring party shall provide a copy of any such Environmental Review to the conveying party.

(b) If any Environmental Review or any item set forth on Schedule 1.1.1(c) or Schedule 1.1.2(c), as applicable, or any environmental report provided by the conveying party to the acquiring party prior to the date of this Agreement identifies a condition requiring remediation under applicable environmental law (each, an “Environmental Condition”), then:

except as set forth below, the conveying party shall remediate such Environmental Condition in all material respects in the ordinary course of business; and

if such remediation is not completed prior to Closing, then the parties shall proceed to Closing (with the conveying party’s representations and warranties deemed modified to take into account any such condition) and the conveying party shall remediate such Environmental Condition in all material respects after Closing (and the acquiring party will provide access and any other reasonable assistance requested with respect to such obligation).

(c) Notwithstanding anything herein to the contrary, if the reasonably estimated cost to remedy any such Environmental Conditions in the aggregate with respect to any single property exceeds $50,000 (in each case, with respect to such property, the “Threshold Amount”), then within 10 business days of receipt of written notice of such Environmental Conditions from the acquiring party, the conveying party shall notify the acquiring party of its election either to (i) remediate such Environmental Conditions in all material respects or (ii) not remediate such Environmental Conditions in all material respects, in which event the acquiring party may terminate this Agreement on written notice to the conveying party. If the acquiring party does not elect to terminate this Agreement, then the conveying party shall pay the remediation costs up to the Threshold Amount for such property, but shall not be otherwise liable to the acquiring party under this Agreement for such Environmental Conditions, whether under this Section or the indemnification provisions or otherwise under any law, including without limitation the federal Comprehensive Environmental Response Compensation and Liability Act (CERCLA), the federal Resource Conservation and Recovery Act (RCRA), or any similar state statute or law.

(d) All Environmental Conditions that are not known to the conveying party on the date of this Agreement and do not arise from the conveying party’s failure to comply with environmental law shall be deemed an exception to the conveying party’s representations and warranties in Section 2.9 or 3.9, as applicable, but any such exception does not limit the conveying party’s obligations under this Section 5.5, which shall survive Closing in full force and effect until performed in full. This Section 5.5 sets forth the acquiring party’s sole remedy if an Environmental Review discloses an Environmental Condition.

5.6 Consents.

(a) The parties shall use commercially reasonable efforts to obtain (i) any third party consents necessary for the assignment of any Beasley Station Contract and any CBS Station Contract (which shall not require any payment to any such third party), and (ii) execution of reasonable estoppel certificates by lessors under any Beasley Real Property Leases or CBS Real Property Leases, but no such consents or estoppel certificates are conditions to Closing.

(b) Notwithstanding anything in this Agreement to the contrary, to the extent that any Beasley Station Contract or CBS Station Contract may not be assigned without the consent of any third party, and such consent is not obtained prior to Closing, this Agreement and any assignment executed pursuant to this Agreement shall not constitute an assignment thereof; provided, however, with respect to each such contract, the parties shall cooperate to the extent feasible in effecting a lawful and commercially reasonable arrangement under which acquiring party shall receive the benefits thereunder from and after Closing, and to the extent of the benefits received, the acquiring party shall pay and perform the conveying party’s obligations arising thereunder from and after Closing in accordance with its terms.

5.7 Employees. With respect to the Beasley Stations and the CBS Stations, as applicable:

(a) The conveying party has provided the acquiring party a list showing the employees of its stations who are available to the acquiring party for hire (the “Designated Employees”), which such lists are attached hereto as Schedule 5.7. The acquiring party shall assume all agreements listed on Schedule 1.1.1(d) or 1.1.2(d), as applicable, as “Employment Agreements” and offer Comparable Employment to each Designated Employee who does not have such an employment agreement. “Comparable Employment” means employment with no reduction in base salary (or annualized monthly draw or guarantee amounts, as applicable), or change in the amount of scheduled hours, and no requirement to commute more than 30 miles further than the employee’s commute while employed by the conveying party. Within thirty (30) calendar days after Closing, the acquiring party shall give the conveying party written notice identifying all Designated Employees who were offered Comparable Employment with the acquiring party but did not accept such offers. The conveying party shall be responsible for any severance-related liabilities or payments owed to the employees of its stations who are not Designated Employees and who are listed on Schedule 5.7. The conveying party shall be responsible for any bonuses payable to employees of its stations related to services rendered prior to Closing (for the avoidance of doubt, this shall include any bonuses payable after the Closing which are attributable to services rendered prior to Closing). To enable the payment of any such bonuses to Transferred Employees following the Closing, the acquiring party shall process through payroll and pay over to the Transferred Employees any bonus amounts forwarded to the acquiring party by the conveying party in accordance with the conveying party’s instructions. The conveying party shall reimburse the acquiring party for its reasonable and necessary costs incurred in complying with the previous sentence, including without limitation any payroll tax obligations.

(b) As used herein, “Transferred Employees” means employees of the Beasley Stations or CBS Stations, as applicable, hired by the acquiring party and “Employment Commencement Time” means the Effective Time. Subject to Section 5.7(c)(ii), with respect to the Transferred Employees, the conveying party or the applicable insurer of the conveying party shall be responsible for: (i) claims for medical and dental benefits, disability benefits, life insurance benefits and workers compensation that are incurred prior to the Employment Commencement Time and (ii) claims related to “COBRA” coverage attributable to “qualifying events” occurring at or prior to the Employment Commencement Time, in each case with respect to any Transferred Employee and beneficiaries and dependents. Subject to Section 5.7(c)(ii), with respect to Transferred Employees, the acquiring party or the applicable insurer of the acquiring party shall be responsible for: (i) claims for medical and dental benefits, disability benefits, life insurance benefits and workers compensation that are incurred at or after the Employment Commencement Time and (ii) claims related to “COBRA” coverage attributable to “qualifying events” occurring after the Employment Commencement Time, in each case with respect to any Transferred Employee and beneficiaries and dependents. For purposes of the foregoing, a medical/dental claim shall be considered incurred when the medical services are rendered or medical supplies are provided, and not when the condition arose. A life insurance or workers compensation claim shall be considered incurred prior to a particular date if the injury or condition giving rise to the claim occurs prior to such date. A disability claim shall be deemed to be incurred when the employee is declared disabled under the terms of the applicable disability plan. Subject to applicable law, each party shall reasonably cooperate with the other party’s requests for information about the conveying party’s benefit plans, including providing information about “COBRA” rates and historical claims where such information is reasonably available. The conveying party shall use commercially reasonable efforts to provide such information, subject to applicable law, within five days of the date of this Agreement.

(c) Subject to the requirements of the acquiring party’s plan and plan administrator: (i) the acquiring party shall cause all Transferred Employees to be eligible to participate in its “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and its “defined contribution plans” (as defined in Section 414(i) of the Code) to the extent the acquiring party’s similarly-situated employees are generally eligible to participate; (ii) all Transferred Employees and their spouses and dependents shall be eligible for coverage under any employee welfare benefit plan that is a group health plan immediately after the Employment Commencement Time (and shall not be excluded from coverage under any employee welfare benefit plan that is a group health plan on account of any pre-existing condition, subject to the terms and conditions of the acquiring party’s group health and welfare and defined contribution plan documents); provided that, notwithstanding anything in this Agreement to the contrary, if Closing occurs prior to January 1, 2015, all Transferred Employees and their spouses and dependents shall remain covered under the conveying party’s group health plans for the remainder of calendar year 2014 at the conveying party’s expense; (iii) for purposes of any length of service requirements, waiting periods or differential benefits based on length of service (but not for purposes of vesting) in any such employee welfare benefit plans (including any severance plans or policies) and defined contribution plans for which Transferred Employees may be eligible after the Employment Commencement Time, the acquiring party shall ensure, to the extent permitted by applicable law (including ERISA and the Code), that service credited to the Transferred Employees by the conveying party shall be deemed to be service with the acquiring party; (iv) the acquiring party shall cause its defined contribution plans to accept rollover contributions from the Transferred Employees of any account balances distributed to them by the conveying party’s 401(k) plan or any 401(k) plan of the conveying party’s affiliates; and (v) the acquiring party shall allow the entire balance of any such Transferred Employee’s outstanding plan loan to be rolled into the acquiring party’s defined contribution plans as soon as administratively feasible after Closing, with any payments due prior to such implementation date to be postponed without penalty. The distribution and rollover described herein shall comply with applicable law, and each party shall make all filings and take any actions required of such party by applicable law in connection therewith. If Closing occurs after December 31, 2014, the acquiring party also shall ensure, to the extent permitted by applicable law (including ERISA and the Code) and/or the acquiring party’s plans, that Transferred Employees receive credit under any welfare benefit plan of the acquiring party for any deductibles or co-payments paid by Transferred Employees and their spouses and dependents for the current plan year under a plan maintained by the conveying party.

(d) Notwithstanding any other provision contained herein, the acquiring party shall grant credit for up to a maximum of eight (8) days of unused sick leave accrued by Transferred Employees on the basis of their service as employees of the conveying party. There shall be no proration under Section 1.6 for any such assumed sick leave.

(e) The acquiring party will assume the obligation to provide vacation days of Transferred Employees that are accrued and unpaid in the current calendar year, but not any vacation days accrued with respect to service during any prior calendar year. If the Closing occurs prior to January 1, 2015, the acquiring party shall receive an appropriate proration under Section 1.6 for any such accrued vacation that it assumes that is used by the Transferred Employees. If the Closing occurs on or after January 1, 2015, the acquiring party shall receive an appropriate proration under Section 1.6 for any such accrued vacation that it assumes. If required under applicable law, then the transfer and assumption of such accrued leave is subject to employee consent.

(f) Except as prohibited by applicable law, after the applicable Employment Commencement Time, the conveying party shall deliver to the acquiring party originals or copies of all personnel files and records (excluding medical and benefit plan records) related to the Transferred Employees, and the conveying party shall have reasonable continuing access to such files and records thereafter.

(g) Except as set forth on Schedule 5.7, between the date of this Agreement and the date one (1) year after Closing, (i) neither the acquiring party nor any affiliate of the acquiring party shall, without the prior written consent of the conveying party, solicit for hire any of the conveying party’s (or its affiliates’) radio employees in a conveyed station’s market (other than the Designated Employees) for employment with the acquiring party’s (or its affiliates’) radio stations or radio division and (ii) neither the conveying party nor any affiliate of the conveying party shall, without the prior written consent of the acquiring party, solicit for transfer or hire, or transfer or hire, any Designated Employee for employment with the conveying party’s (or its affiliates’) radio stations or radio division. Notwithstanding the foregoing, the restrictions set forth in this Section 5.7(g) shall not prohibit general solicitations not directed at such employees or the use of employee recruiting or search firms (provided that such employee recruiting or search firms do not direct their activities at such employees), the hiring of any such employee that has been terminated by the conveying party or the acquiring party, as the case may be, or the hiring of any such employee that does not result from a breach of this Section.

5.8 Accounts Receivable.

(a) On the Closing Date, the conveying party may designate the acquiring party as its agent solely for the purpose of collecting the A/R belonging to the conveying party. On or immediately after the Closing Date, the conveying party shall deliver to the acquiring party a statement of the outstanding A/R to be collected by the acquiring party. The acquiring party shall use commercially reasonable efforts to collect the designated A/R during the period (the “Collection Period”) beginning on the Closing Date and ending on the 120th day following the Closing Date consistent with the acquiring party’s practices for collection of its accounts receivable; provided, that the acquiring party shall direct customers to continue to pay the A/R to the conveying party’s lockbox; and, provided, further, that the acquiring party shall be under no obligation to commence litigation or legal action to effect collection. The acquiring party shall obtain the prior written approval of the conveying party before referring any of the A/R to a collection agency or to an attorney for collection.

(b) Any payment received by the acquiring party during the Collection Period or thereafter from a customer after the Effective Time that was also a customer prior to the Effective Time and that is obligated with respect to any A/R shall be applied as follows: first, to the accounts receivable that is specified by the customer on the payment (if any), and next, to the accounts receivable for such customer outstanding for the longest amount of time. If such accounts receivable shall be an A/R, the payment shall be remitted to the conveying party in accordance with Section 5.8(c); provided, that if, the conveying party or the acquiring party receives a written notice of dispute from a customer with respect to an A/R that has not been resolved, then the acquiring party shall apply any payments from such customer to such customer’s oldest, non-disputed accounts receivable, whether or not an A/R.

(c) On or before the fifth business day following the receipt of any A/R during the Collection Period, the acquiring party shall (without offset other than any commissions owed to Transferred Employees relating to such A/R) deposit into an account identified by the conveying party the amounts collected by the acquiring party with respect to the A/R in immediately available funds by wire transfer. The acquiring party shall furnish the conveying party with a list of the amounts collected with respect to the A/R (which list shall be sent concurrently with the payment), and shall provide the conveying party with a written reconciliation of A/R collections on a monthly basis during the Collection Period. The conveying party shall be entitled during the Collection Period and the 60-day period following the Collection Period to inspect and/or audit the records maintained by the acquiring party pursuant to this Section 5.8, upon reasonable advance notice and during normal business hours.

(d) Following the expiration of the Collection Period, the acquiring party shall have no further obligations under this Section 5.8, except that the acquiring party shall promptly pay over to the conveying party any amounts subsequently paid to it with respect to any accounts receivable determined to be an A/R in accordance with Section 5.8(b) and the acquiring party shall provide access to its records as provided in Section 5.8(c). Following the Collection Period, the conveying party may pursue collection of all the A/R, and the acquiring party shall deliver to the conveying party all files, records, notes and any other materials relating to the A/R and shall otherwise cooperate with the conveying party for the purpose of collecting any outstanding A/R.

(e) The acquiring party acknowledges that the conveying party will maintain all established cash management lockbox arrangements in place at the Effective Time for remittance until such time as the conveying party deems appropriate to close such lockboxes. The conveying party shall, within five days of the end of the calendar month in which any of the acquiring party’s receivables are received by the conveying party, (i) remit to the acquiring party such receivable collections and (ii) furnish the acquiring party with a list of the amounts collected during such calendar month, identified by invoice number or receivable.

(f) After the Effective Time, if either party receives payment on an account receivable belonging to the other party, then such payment shall be promptly remitted to the other party. If the either party fails to remit any amounts collected pursuant to this Section 5.9, such amount shall bear interest at the prime rate (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) as in effect from time to time from the date such amount was due until the date of actual payment.

5.9 Actions. With respect to the Beasley Stations and the CBS Stations, as applicable, after Closing the acquiring party shall cooperate with the conveying party in the investigation, defense or prosecution of any action which is pending or threatened against the conveying party or its affiliates, whether or not any party has notified the other of a claim for indemnification with respect to such matter; provided, however that the conveying party shall reimburse the acquiring party for the out-of-pocket costs reasonably incurred by the acquiring party as a result of its compliance with this Section. Without limiting the generality of the foregoing, the acquiring party shall make available its employees to give depositions or testimony and shall preserve and furnish all documentary or other evidence that the conveying party may reasonably request.

5.10 FCC Compliance. If after Closing the FCC Consent is reversed or otherwise set aside by the FCC (or court of competent jurisdiction), then the exchange of assets under this Agreement shall be rescinded. In such event, CBS shall reconvey to Beasley the Beasley Station Assets free and clear of Liens other than Beasley Permitted Liens, and Beasley shall reconvey to CBS the CBS Station Assets free and clear of Liens other than CBS Permitted Liens. Any such rescission shall be consummated on a mutually agreeable date within thirty days of such order (or, if earlier, within the time required by such order). In connection therewith, CBS and Beasley shall each execute such documents (including instruments of conveyance and instruments of assumption) and make such payments as are necessary to give effect to such rescission.

5.11 Real Property.

(a) With respect to each parcel of Beasley Owned Real Property or CBS Owned Real Property, as applicable, the acquiring party may obtain customary owner’s title commitments and current surveys, all at the acquiring party’s expense, prior to Closing. The conveying party shall provide the acquiring party access to the applicable owned real property to perform such surveys, provided that such surveys are conducted during normal business hours upon reasonable prior notice to the conveying party.

(b) If any such title commitment or survey discloses either that (i) any facilities or improvements of others encroach upon the Beasley Owned Real Property or CBS Owned Real Property, as applicable, or (ii) any facilities or improvements on the Beasley Owned Real Property or CBS Owned Real Property, as applicable, encroach upon adjacent real property, in either case in any material respect (in either case, an “Encroachment”), then the acquiring party shall provide a copy thereof to the conveying party and:

except as set forth below, the conveying party shall remediate such Encroachment in all material respects in the ordinary course of business; and

if such remediation is not completed prior to Closing, then the parties shall proceed to Closing (with the conveying party’s representations and warranties deemed modified to take into account any such condition) and the conveying party shall remediate such Encroachment in all material respects after Closing (and the acquiring party will provide access and any other reasonable assistance requested with respect to such obligation).

(c) Notwithstanding anything herein to the contrary, if the reasonably estimated cost to remedy any such Encroachments in the aggregate with respect to any single property exceeds the Threshold Amount, then within 10 business days of receipt of written notice of such Encroachments from the acquiring party, the conveying party shall notify the acquiring party of its election either to (i) remediate such Encroachments in all material respects or (ii) not remediate such Encroachments in all material respects, in which event the acquiring party may terminate this Agreement on written notice to the conveying party. If the acquiring party does not elect to terminate this Agreement, then the conveying party shall pay the remediation costs up to the Threshold Amount for such property, but shall not be otherwise liable to the acquiring party under this Agreement for such Encroachments, whether under this Section or the indemnification provisions or otherwise under any law.

(d) All Encroachments that are not known to the conveying party on the date of this Agreement shall be deemed an exception to the conveying party’s representations and warranties in Section 2.7 or 3.7, as applicable, but any such exception does not limit the conveying party’s obligations under this Section 5.11, which shall survive Closing in full force and effect until performed in full. This Section 5.11 sets forth the acquiring party’s sole remedy if a title commitment or survey discloses an Encroachment.

5.12 CBS Call Sign. At least seven days prior to the Closing Date, CBS shall file a request with the FCC to change the call sign of the CBS Station listed on Schedule 5.12, effective upon the Closing, to a call sign designated by Beasley.

ARTICLE 6:  BEASLEY CLOSING CONDITIONS

The obligation of Beasley to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Beasley):

6.1 Representations and Covenants.

(a) The representations and warranties of CBS made in this Agreement shall be true and correct in all material respects (without duplication of other materiality qualifications) as of the Closing Date as though made on and as of the Closing Date (unless made as of a specific date) except for changes expressly contemplated by this Agreement or permitted under Section 4.2 (CBS Covenants).

(b) The covenants and agreements to be complied with and performed by CBS at or prior to Closing shall have been complied with or performed in all material respects.

(c) Beasley shall have received a certificate dated as of the Closing Date from CBS executed by an authorized officer of CBS to the effect that the conditions set forth in Sections 6.1(a) and (b) have been satisfied.

6.2 Proceedings. Neither Beasley nor CBS shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.

6.3 FCC Authorization. The FCC Consent pursuant to the FCC’s initial order shall have been obtained and shall be in full force and effect.

6.4 Hart Scott Rodino. The HSR Clearance shall have been obtained.

6.5 Deliveries. CBS shall have complied with its obligations set forth in Section 8.2.

6.6 Frustration of Closing Conditions. For the purposes of this Article 6 and the termination rights under Section 10.1, neither CBS nor Beasley may rely on the failure of any condition set forth in this Article 6 to be satisfied, if such failure was caused by such party’s failure to comply with any provisions of this Agreement, failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur as provided in Section 11.3.

ARTICLE 7:  CBS CLOSING CONDITIONS

The obligation of CBS to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by CBS):

7.1 Representations and Covenants.

(a) The representations and warranties of Beasley made in this Agreement shall be true and correct in all material respects (without duplication of other materiality qualifications) as of the Closing Date as though made on and as of the Closing Date (unless made as of a specific date) except for changes expressly contemplated by this Agreement or permitted under Section 4.1 (Beasley Covenants).

(b) The covenants and agreements to be complied with and performed by Beasley at or prior to Closing shall have been complied with or performed in all material respects.

(c) CBS shall have received a certificate dated as of the Closing Date from Beasley executed by an authorized officer of Beasley to the effect that the conditions set forth in Sections 7.1(a) and (b) have been satisfied.

7.2 Proceedings. Neither Beasley nor CBS shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.

7.3 FCC Authorization. The FCC Consent pursuant to the FCC’s initial order shall have been obtained and shall be in full force and effect.

7.4 Hart Scott Rodino. The HSR Clearance shall have been obtained.

7.5 Deliveries. Beasley shall have complied with its obligations set forth in Section 8.1.

7.6 Frustration of Closing Conditions. For the purposes of this Article 7 and the termination rights under Section 10.1, neither CBS nor Beasley may rely on the failure of any condition set forth in this Article 7 to be satisfied, if such failure was caused by such party’s failure to comply with any provisions of this Agreement, failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur as provided in Section 11.3.

ARTICLE 8:  CLOSING DELIVERIES

8.1 Beasley Documents. At Closing, Beasley shall deliver or cause to be delivered to CBS:

(a) good standing certificates issued by the Secretary of State of Beasley’s jurisdiction of formation;

(b) a certificate executed by an officer of Beasley certifying as to resolutions of the board of directors (or equivalent governing body) of Beasley authorizing this Agreement, the Beasley Ancillary Agreements and the transactions contemplated hereby and thereby;

(c) the certificate described in Section 7.1(c);

(d) an assignment of FCC authorizations assigning the Beasley FCC Licenses from Beasley to CBS;

(e) an assignment and assumption of contracts with respect to the Beasley Station Contracts and an assignment and assumption of contracts with respect to the CBS Station Contracts;

(f) an assignment and assumption of leases with respect to the Beasley Real Property Leases and an assignment and assumption of leases with respect to the CBS Real Property Leases;

(g) special warranty deeds conveying the Beasley Owned Real Property (if any) from Beasley to CBS, together with customary owner affidavits, gap indemnities, transfer tax documents and other documents reasonably requested of Beasley by any title company retained by CBS;

(h) an affidavit of non-foreign status of Beasley that complies with Section 1445 of the Code;

(i) an assignment of marks assigning the Beasley Stations’ registered marks listed on Schedule 1.1.1(e) from Beasley to CBS;

(j) domain name transfers with respect to the Beasley Stations’ domain names listed on Schedule 1.1.1(e) and domain name transfers with respect to the CBS Stations’ domain names listed on Schedule 1.1.2(e), following customary procedures of the domain name administrator;

(k) endorsed vehicle titles conveying the vehicles included in the Beasley Tangible Personal Property (if any) from Beasley to CBS;

(l) a bill of sale conveying the other Beasley Station Assets from Beasley to CBS;

(m) any consents and estoppel certificates obtained by Beasley;

(n) (i) fully executed Lien releases executed by the applicable Lien holder and (ii) termination statements on Form UCC-3, or amendment statements on Form UCC-3, or other appropriate releases, which when filed or delivered will release and satisfy any and all Liens other than Beasley Permitted Liens relating to the Beasley Station Assets, together with proper authority to file such termination statements or amendment statements or other releases at and following the Closing;

(o) the royalty-free licenses described in Section 1.2;

(p) the Philadelphia Sublease and the Miami Lease; and

(q) any other agreements, instruments of conveyance or assumption that may be reasonably necessary to consummate the exchange of assets as set forth in this Agreement.

8.2 CBS Documents. At Closing, CBS shall deliver or cause to be delivered to Beasley:

(a) good standing certificates issued by the Secretary of State of CBS’s jurisdiction of formation;

(b) a certificate executed by an officer of CBS certifying as to resolutions of the board of directors (or equivalent governing body) of CBS authorizing this Agreement, the CBS Ancillary Agreements and the transactions contemplated hereby and thereby;

(c) the certificate described in Section 6.1(c);

(d) an assignment of FCC authorizations assigning the CBS FCC Licenses from CBS to Beasley;

(e) an assignment and assumption of contracts with respect to the Beasley Station Contracts and an assignment and assumption of contracts with respect to the CBS Station Contracts;

(f) an assignment and assumption of leases with respect to the Beasley Real Property Leases and an assignment and assumption of leases with respect to the CBS Real Property Leases;

(g) special warranty deeds conveying the CBS Owned Real Property from CBS to Beasley, together with customary owner affidavits, gap indemnities, transfer tax documents and other documents reasonably requested of CBS by any title company retained by Beasley;

(h) an affidavit of non-foreign status of CBS that complies with Section 1445 of the Code;

(i) an assignment of marks assigning the CBS Stations’ registered marks listed on Schedule 1.1.2(e) (if any) from CBS to Beasley;

(j) domain name transfers with respect to the Beasley Stations’ domain names listed on Schedule 1.1.1(e) and domain name transfers with respect to the CBS Stations’ domain names listed on Schedule 1.1.2(e), following customary procedures of the domain name administrator;

(k) endorsed vehicle titles conveying the vehicles included in the CBS Tangible Personal Property (if any) from CBS to Beasley;

(l) a bill of sale conveying the other CBS Station Assets from CBS to Beasley;

(m) any consents and estoppel certificates obtained by CBS;

(n) (i) fully executed Lien releases executed by the applicable Lien holder and (ii) termination statements on Form UCC-3, or amendment statements on Form UCC-3, or other appropriate releases, which when filed or delivered will release and satisfy any and all Liens other than CBS Permitted Liens relating to the CBS Station Assets, together with proper authority to file such termination statements or amendment statements or other releases at and following the Closing;

(o) the royalty-free licenses described in Section 1.2;

(p) the Philadelphia Sublease and the Miami Lease; and

(q) any other agreements, instruments of conveyance or assumption that may be reasonably necessary to consummate the exchange of assets as set forth in this Agreement.

ARTICLE 9:  SURVIVAL; INDEMNIFICATION

9.1 Survival. The representations and warranties in this Agreement shall survive Closing for a period of twelve (12) months from the Closing Date whereupon they shall expire and be of no further force or effect, except (i) (A) those under Section 2.1 and 3.1 (Organization) and Section 2.2 and 3.2 (Authorization) (the “Organization and Authorization Representations”), which shall survive indefinitely, and (B) those under Section 2.6 and 3.6 (Personal Property), Section 2.7 and 3.7 (Real Property), Section 2.10 and 3.10 (Intangible Property), Section 2.17 and 3.17 (Title to Station Assets), in each case, solely with respect to title (the “Title Representations”), all of which shall survive until the expiration of any applicable statute of limitations, and (ii) that if within such applicable period the indemnified party gives the indemnifying party written notice of a claim for breach thereof describing in reasonable detail the nature and basis of such claim, then such claim shall survive until the resolution of such claim. None of the covenants and agreements shall survive the Closing except to the extent such covenants and agreements contemplate performance after the Closing, in which case such covenants and agreements shall survive until such covenants and agreements are performed in full.

9.2 Indemnification.

(a) Subject to Section 9.2(b), from and after Closing, Beasley shall defend, indemnify and hold harmless CBS, its affiliates and their respective employees, officers and directors (collectively, the “CBS Indemnified Parties”) from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys’ fees and expenses (“Damages”) incurred by any CBS Indemnified Party arising out of or resulting from:

any breach by Beasley of its representations and warranties made under this Agreement, any Beasley Ancillary Agreement or any certificate or document delivered pursuant to this Agreement, provided that Damages arising from any such breach shall be calculated without regard to any materiality qualification contained in any such representation or warranty; or

any default or nonfulfillment by Beasley of any covenant or agreement made under this Agreement, any Beasley Ancillary Agreement or any certificate or document delivered pursuant to this Agreement; or

the Beasley Retained Obligations (including Damages which any CBS Indemnified Party incurs as a result of accepting liability for any enforcement action against the Beasley Stations by the FCC relating to any period prior to the Closing); or

the Beasley Assumed Obligations.

(b) Notwithstanding the foregoing or anything else herein to the contrary, after Closing, (i) Beasley shall have no liability to any CBS Indemnified Party under clause (i) of Section 9.2(a) for breaches of representations and warranties other than the Organization and Authorization Representations and the Title Representations until the CBS Indemnified Parties’ aggregate Damages exceed $500,000 (in which event Beasley shall only be liable for the amount of Damages in excess of such amount) and (ii) the maximum aggregate liability of Beasley under Section 9.2(a)(i) for breaches of representations and warranties other than the Title Representations shall be an amount equal to $10,000,000.

(c) Subject to Section 9.2(d), from and after Closing, CBS shall defend, indemnify and hold harmless Beasley, its affiliates and their respective employees, officers and directors (collectively, the “Beasley Indemnified Parties”) from and against any and all Damages incurred by any Beasley Indemnified Party arising out of or resulting from:

any breach by CBS of its representations and warranties made under this Agreement, any CBS Ancillary Agreement or any certificate or document delivered pursuant to this Agreement, provided that Damages arising from any such breach shall be calculated without regard to any materiality qualification contained in any such representation or warranty; or

any default or nonfulfillment by CBS of any covenant or agreement made under this Agreement, any CBS Ancillary Agreement or any certificate or document delivered pursuant to this Agreement; or

the CBS Retained Obligations (including Damages which any Beasley Indemnified Party incurs as a result of accepting liability for any enforcement action against the CBS Stations by the FCC relating to any period prior to the Closing); or

the CBS Assumed Obligations.

(d) Notwithstanding the foregoing or anything else herein to the contrary, after Closing, (i) CBS shall have no liability to any Beasley Indemnified Party under clause (i) of Section 9.2(c) for breaches of representations and warranties other than the Organization and Authorization Representations and the Title Representations until Beasley Indemnified Parties’ aggregate Damages exceed $500,000 (in which event CBS shall only be liable for the amount of Damages in excess of such amount) and (ii) the maximum aggregate liability of CBS under Section 9.2(c)(i) for breaches of representations and warranties other than the Title Representations shall be an amount equal to $10,000,000.

9.3 Procedures.

(a) The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties that is subject to indemnification hereunder (a “Claim”), but a failure to give such notice or delaying such notice shall not affect the indemnified party’s rights or the indemnifying party’s obligations except to the extent the indemnifying party’s ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced and provided that such notice is given within the time period described in Section 9.1.

(b) The indemnifying party shall have the right to undertake the defense or opposition to such Claim with counsel selected by it. In the event that the indemnifying party does not undertake such defense or opposition in a timely manner, the indemnified party may undertake the defense, opposition, compromise or settlement of such Claim with counsel selected by it at the indemnifying party’s cost (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

(c) Anything herein to the contrary notwithstanding:

the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim;

the indemnifying party shall not, without the indemnified party’s written consent, settle or compromise any Claim or consent to entry of any judgment which does not include the giving by the claimant to the indemnified party of a release from all liability in respect of such Claim;

in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel concerning such Claim and the indemnifying party and the indemnified party and their respective counsel shall cooperate in good faith with respect to such Claim.

(d) Beasley and CBS acknowledge and agree that, if the Closing occurs, the indemnification provisions of this Article 9 shall be the sole and exclusive remedies of Beasley and CBS for any breach of the representations or warranties or nonperformance of any covenants and agreements of Beasley or CBS contained in this Agreement, any Beasley Ancillary Agreement or any CBS Ancillary Agreement, provided, however, that nothing in this Section 9.2(d) shall prevent either party from specifically enforcing any provision of this Agreement as provided in Section 10.4, or relieve or limit the liability of either party from any liability or Damages arising out of or resulting from fraud in the making of the representations and warranties in Article 2 or Article 3 of this Agreement.

(e) Notwithstanding anything in the Agreement to the contrary, neither party shall have any liability, either in contract or in tort, and whether for claims arising prior to Closing or for indemnification after Closing, under any circumstances for the consequential damages of the other party (meaning special, indirect or similar damages that arise from the special circumstances of the other party, whether or not communicated or reasonably foreseeable) or for punitive or exemplary damages, diminution in value or any damages based on any type of multiple of profits, earnings or cash flow of any party, except, in each case, to the extent awarded by a court of competent jurisdiction in connection with a third party claim.

ARTICLE 10: TERMINATION AND REMEDIES

10.1 Termination. Subject to Section 10.3, this Agreement may be terminated prior to Closing as follows:

(a) by mutual written consent of CBS and Beasley;

(b) by written notice of CBS to Beasley if Beasley breaches its representations or warranties or defaults in the performance of its covenants contained in this Agreement and such breach or default is material in the context of the transactions contemplated hereby and is not cured within the Cure Period (defined below);

(c) by written notice of Beasley to CBS if CBS breaches its representations or warranties or defaults in the performance of its covenants contained in this Agreement and such breach or default is material in the context of the transactions contemplated hereby and is not cured within the Cure Period;

(d) by written notice of Beasley to CBS or CBS to Beasley if Closing does not occur by the date twelve (12) months after the date of this Agreement;

(e) by written notice of Beasley to CBS or CBS to Beasley if the FCC denies any broadcast application included in the FCC Application and such denial becomes final and nonappealable;

(f) by written notice of Beasley to CBS or CBS to Beasley if there shall be in effect any law that prohibits consummation of the sale of the Beasley Stations or CBS Stations or if a governmental authority of competent jurisdiction shall have issued a final, nonappealable order enjoining or otherwise prohibiting consummation of the sale of the Beasley Stations or CBS Stations; or

(g) as provided by Section 5.5(c) or 5.11(c).

10.2 Cure Period. Each party shall give the other party prompt written notice upon learning of any breach or default by the other party under this Agreement. The term “Cure Period” as used herein means a period commencing on the date CBS or Beasley receives from the other written notice of breach or default hereunder and continuing until the earlier of (i) twenty (20) calendar days thereafter or (ii) the Closing Date determined under Section 1.8; provided, however, that if the breach or default is non-monetary and cannot reasonably be cured within such period but can be cured before the Closing Date determined under Section 1.8, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the Closing Date determined under Section 1.8.

10.3 Survival. The termination of this Agreement shall not relieve any party of any liability for breach or default under this Agreement prior to the date of termination. Notwithstanding anything contained herein to the contrary, this Section 10.3, Sections 5.1 (Confidentiality) and 11.1 (Expenses) shall survive any termination of this Agreement. Notwithstanding anything in this Agreement to the contrary, no party that is in material breach or default of this Agreement shall be entitled to terminate this Agreement except with the written consent of the other party.

10.4 Specific Performance. In the event of failure or threatened failure by either party to comply with the terms of this Agreement, the other party shall be entitled to an injunction restraining such failure or threatened failure and, subject to obtaining any necessary FCC consent, to enforcement of this Agreement by a decree of specific performance requiring compliance with this Agreement. In any action to specifically enforce a party’s obligation to close the transactions contemplated by this Agreement, such party shall waive the defense that there is adequate remedy at law and agrees that the other party shall be entitled to obtain specific performance of its obligation to close without posting any bond or other security and without being required to prove actual damages.

ARTICLE 11: MISCELLANEOUS

11.1 Expenses. Except as otherwise provided herein, each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement, except that all governmental fees and charges applicable to any requests for FCC Consent or HSR Clearance shall be shared equally by the parties. Each party is responsible for any commission, brokerage fee, advisory fee or other similar payment that arises as a result of any agreement or action of it or any party acting on its behalf in connection with this Agreement or the transactions contemplated hereby.

11.2 Tax Matters.

(a) Beasley and CBS hereby waive compliance with the provisions of any applicable bulk sales law and no representation, warranty or covenant contained in this Agreement shall be deemed to have been breached as a result of such non-compliance.

(b) All sales and use and other transfer taxes imposed upon the conveyance of assets under this Agreement shall be paid by the conveying party.

(c) The taxpayer identification numbers of Beasley and CBS are set forth on Schedule 11.2.

11.3 Further Assurances.

(a) Subject to the terms and conditions of this Agreement, Beasley and CBS will each use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary or desirable under applicable law or otherwise to consummate the transactions contemplated by this Agreement. Such commercially reasonable efforts shall include without limitation each conveying party causing any of its affiliates that hold any of the CBS Station Assets or Beasley Station Assets, as applicable, as of the date scheduled for Closing to transfer such CBS Station Assets or Beasley Station Assets to the acquiring party in accordance with the conveying party’s obligations under this Agreement.

(b) After Closing, each party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby.

11.4 Assignment. Neither party may assign this Agreement without the prior written consent of the other party hereto, except that a party may assign to an affiliate its right to acquire assets under this Agreement upon written notice to (but without need for the consent of) the other party if it does not adversely affect the other party’s like-kind exchange treatment under the Code and (i) any such assignment does not delay processing of the FCC Application, grant of the FCC Consent or Closing, (ii) the assignee delivers to the other party a written assumption of this Agreement, (iii) the assignor shall remain liable for all of its obligations hereunder, and (iv) the assignor shall be solely responsible for any third party consents necessary in connection therewith (none of which are a condition to Closing). The terms of this Agreement shall bind and inure to the benefit of the parties’ respective successors and any permitted assigns, and no assignment shall relieve any party of any obligation or liability under this Agreement.

11.5 Notices. Any notice pursuant to this Agreement shall be in writing and shall be deemed delivered on the date of personal delivery or confirmed facsimile transmission or confirmed delivery by a nationally recognized overnight courier service, and shall be addressed as follows (or to such other address as any party may request by written notice):

if to Beasley:	Beasley Broadcast Group, Inc.
3033 Riviera Drive, Suite 200
Naples, Florida 34103
	Attention:	Caroline Beasley
	Facsimile:	(239) 434-8950

with a copy (which shall not	Beasley Broadcast Group, Inc.
constitute notice) to:	3033 Riviera Drive, Suite 200
Naples, Florida 34103
	Attention:	Joyce Fitch
	Facsimile:	(239) 263-8191

and to:	Wiley Rein LLP
1776 K Street, N.W.
Washington, D.C. 20006
	Attention:	Tom Antonucci
	Facsimile:	(202) 719-7049

if to CBS:	CBS Radio Stations Inc.
1271 Avenue of the Americas, Floor 44
New York, NY 10020
	Attention:	Mr. Anton Guitano
	Facsimile:	(212) 846-3999

with a copy (which shall not	CBS Corporation
constitute notice) to:	51 W. 52nd Street
New York, NY 10019
	Attention:	General Counsel
	Facsimile:	(212) 975-4215

and to:	Lerman Senter PLLC
2000 K Street, N.W., Suite 600
Washington, D.C. 20006
	Attention:	Meredith Senter
Erin Kim
	Facsimile:	(202) 293-7783

11.6 Amendments. No amendment or waiver of compliance with any provision hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, or consent is sought.

11.7 Entire Agreement. This Agreement (including the Schedules hereto) constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof, except any confidentiality agreement among the parties, which shall remain in full force and effect. No party makes any representation or warranty with respect to the transactions contemplated by this Agreement except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, neither party makes any representation or warranty to the other with respect to any projections, budgets or other estimates of revenues, expenses or results of operations, or, except as expressly set forth in Article 2 or Article 3, as applicable, any other financial or other information made available to the other party.

11.8 Independent Investigation. Each party acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, such party has relied solely upon its own investigation and the express representations and warranties set forth in Article 2 or Article 3, as applicable.

11.9 Severability. If any court or governmental authority holds any provision in this Agreement invalid, illegal or unenforceable under any applicable law, then, so long as no party is deprived of the benefits of this Agreement in any material respect, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

11.10 No Beneficiaries. Except as expressly provided in Article 9, nothing in this Agreement expressed or implied is intended or shall be construed to give any rights to any person or entity other than the parties hereto and their successors and permitted assigns.

11.11 Governing Law; Waiver of Jury Trial. The construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the choice of law provisions thereof. The exclusive forum for the resolution of any disputes arising hereunder shall be the federal or state courts located in Wilmington, Delaware, and each party irrevocably waives the reference of an inconvenient forum to the maintenance of any such action or proceeding. BEASLEY AND CBS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING IN ANY WAY TO THIS AGREEMENT, INCLUDING ANY COUNTERCLAIM MADE IN SUCH ACTION OR PROCEEDING, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE DECIDED SOLELY BY A JUDGE. Beasley and CBS hereby acknowledge that they have each been represented by counsel in the negotiation, execution and delivery of this Agreement and that their lawyers have fully explained the meaning of the Agreement, including in particular the jury-trial waiver.

11.12 Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

CBS SIGNATURE PAGE TO ASSET EXCHANGE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Asset Exchange Agreement as of the date set forth above.

CBS RADIO STATIONS INC.

By:	/s/ Joseph R. Ianniello
	Name:	Joseph R. Ianniello
	Title:	Executive Vice President

BEASLEY SIGNATURE PAGE TO ASSET EXCHANGE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Asset Exchange Agreement as of the date set forth above.

BEASLEY FM ACQUISITION CORP.			WCHZ LICENSE LLC

By:	/s/ Caroline Beasley		By:	/s/ Caroline Beasley
	Name:	Caroline Beasley		Name:	Caroline Beasley
	Title:	Executive Vice President/ Chief Financial Officer		Title:	Executive Vice President/ Chief Financial Officer

BEASLEY-REED ACQUISITION PARTNERSHIP			WDAS LICENSE LIMITED PARTNERSHIP

By:	/s/ Caroline Beasley		By:	/s/ Caroline Beasley
	Name:	Caroline Beasley		Name:	Caroline Beasley
	Title:	Executive Vice President/ Chief Financial Officer		Title:	Executive Vice President/ Chief Financial Officer

WXTU LICENSE LIMITED PARTNERSHIP			WPOW LICENSE LIMITED PARTNERSHIP

By:	/s/ Caroline Beasley		By:	/s/ Caroline Beasley
	Name:	Caroline Beasley		Name:	Caroline Beasley
	Title:	Executive Vice President/ Chief Financial Officer		Title:	Executive Vice President/ Chief Financial Officer

WKIS LICENSE LIMITED PARTNERSHIP			WQAM LICENSE LIMITED PARTNERSHIP

By:	/s/ Caroline Beasley		By:	/s/ Caroline Beasley
	Name:	Caroline Beasley		Name:	Caroline Beasley
	Title:	Executive Vice President/ Chief Financial Officer		Title:	Executive Vice President/ Chief Financial Officer